UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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REXNORD CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

on September 20, 2012

To the Stockholders of Rexnord Corporation:

Rexnord Corporation will hold its annual meeting of stockholders at the Milwaukee Athletic Club, located at 758 North Broadway, Milwaukee, Wisconsin 53202 on Thursday, September 20, 2012, at 1:00 p.m. Central Time, for the following purposes:

1.	To elect three directors to serve for three-year terms expiring in fiscal 2016;

2.	To hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein;

3.	To hold an advisory vote regarding the frequency of future advisory votes to approve executive compensation;

4.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Rexnord Corporation’s stockholders of record at the close of business on July 23, 2012, will be entitled to vote at the meeting or any adjournment of the meeting. If you are a stockholder and plan to attend the annual meeting in person, please refer to the section of this Proxy Statement titled “Commonly Asked Questions and Answers about the Annual Meeting.”

If you have questions, please direct them to Rexnord Corporation, Investor Relations, 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214. Please also contact Investor Relations if you would like directions to the annual meeting. We appreciate your interest in Rexnord and thank you for your continued support.

Your vote is important. To vote your shares, please mark, sign, date and return your proxy card or vote over the Internet or by telephone as soon as possible. Thank you for voting.

By order of the Board of Directors

Patricia M. Whaley
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

July 27, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on September 20, 2012. The proxy statement and annual report to security holders are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17558.

The board of directors recommends the following votes:

1.	FOR each of the board’s nominees for election.

2.	FOR approval of the compensation of the Company’s named executive officers.

3.	For the holding of future advisory votes to approve executive compensation EVERY THREE YEARS.

4.	FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013.

You may vote in person or by using a proxy as follows:

• By internet:	Go to www.voteproxy.com. Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

• By telephone:	Call 1-800-776-9437 (in the United States) or 1-718-921-8500 (from other countries) on a touch-tone telephone. Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

• By mail:	Complete, sign and date the proxy card, and return it in the postage paid envelope provided with the proxy material.

If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

4701 West Greenfield Avenue

Milwaukee, Wisconsin 53214

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 20, 2012

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	WHEN WILL THIS PROXY STATEMENT FIRST BE MAILED TO STOCKHOLDERS?

A:    Rexnord Corporation (“Rexnord”, “we” or the “Company”) expects to begin mailing this Proxy Statement to stockholders on or about August 9, 2012. The proxy material is also being made available to stockholders by Internet posting on or about August 9, 2012.

Q:	WHAT AM I VOTING ON?

A:     At the annual meeting you will be voting on four proposals:

1.	The election of three directors to serve for three-year terms expiring in fiscal 2016. This year’s board nominees are:

•	Todd A. Adams

•	Laurence M. Berg

•	George M. Sherman

2.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein.

3.	An advisory proposal to approve the frequency of future advisory votes to approve executive compensation.

4.	A proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013.

Q:	WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:    The board of directors is soliciting this proxy and recommends the following votes:

1.	FOR each of the board’s nominees for election.

2.	FOR approval of the compensation of the Company’s named executive officers.

3.	For the holding of future advisory votes to approve executive compensation EVERY THREE YEARS.

4.	FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:     To conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists; shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. All of the voting requirements below assume that a quorum is present.

Directors are elected by a plurality of the votes cast in person or by proxy at the meeting, and entitled to vote on the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

An affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon is required for advisory approval of the compensation of the Company’s named executive officers. Consequently, broker non-votes will have no effect on approval of the resolution; however, abstentions will act as a vote against approval of the resolution. Because your vote on this proposal is advisory, it will not be binding on the Compensation Committee, the board or the Company. However, the Compensation Committee and the board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The frequency of future advisory votes to approve executive compensation that receives the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency that stockholders are deemed to have approved. Abstentions and broker non-votes do not constitute a vote for any particular frequency and will have no effect on the outcome of this vote. Because your vote on this proposal is advisory, it will not be binding on the board or the Company. However, the board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote to approve executive compensation.

An affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013. Consequently, abstentions will act as a vote against this proposal.

Q:	WHAT IF I DO NOT VOTE?

A:     The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the proposal before the meeting. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is not permitted to vote your shares in its discretion regarding matters related to executive compensation, including the advisory vote to approve executive compensation and the advisory vote on the future frequency of such advisory votes. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Q:	WHO MAY VOTE?

A:     You may vote at the annual meeting if you were a stockholder of record as of the close of business on July 23, 2012, which is the “Record Date.” Each outstanding share of common stock is entitled to one vote on each matter presented. As of the Record Date, Rexnord had 95,319,265 shares of common stock outstanding. Any stockholder entitled to vote may vote either in person or by duly authorized proxy.

Q:	HOW DO I VOTE?

A:     We offer four methods for you to vote your shares at the annual meeting. While we offer four methods, we encourage you to vote through the Internet or by telephone as they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. There is no charge to vote your shares via the Internet, though you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail your proxy card.

You may (i) vote in person at the annual meeting or (ii) authorize the persons named as proxies on the enclosed proxy card, Todd A. Adams, Mark W. Peterson and Patricia M. Whaley, to vote your shares by returning the enclosed proxy card by mail, through the Internet or by telephone.

• By internet:	Go to www.voteproxy.com. Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

• By telephone:	Call 1-800-776-9437 toll-free (in the United States) or 1-718-921-8500 (from other countries), on a touch-tone telephone. Have your proxy card available when you call. You will need the control number from your proxy card to vote.

• By mail:	Complete, sign and date the proxy card, and return it in the postage paid envelope provided with the proxy material.

If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these four methods. Please check the voting form from the firm that holds your shares to see if it offers Internet or telephone voting procedures.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:     It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, American Stock Transfer & Trust Company LLC (“AST”), toll-free at 1-800-937-5449 or as otherwise provided in our annual report.

Q:	WHO WILL COUNT THE VOTE?

A:     AST, our transfer agent, will use an automated system to tabulate the votes. Its representative(s) will also serve as the inspector(s) of election.

Q:	WHO MAY ATTEND THE ANNUAL MEETING?

A:     All stockholders of record as of the close of business on July 23, 2012, may attend the annual meeting. However, seating is limited and will be on a first arrival basis.

To attend the annual meeting, please follow these instructions:

•	Bring proof of ownership of Rexnord common stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Rexnord common stock through such broker or nominee and a form of identification.

Q:	CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:     Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary or acting secretary of the meeting and by voting in person at the meeting. Presence at the annual meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

Q:	MAY I VOTE AT THE ANNUAL MEETING?

A:     If you complete a proxy card, or vote through the Internet or by telephone, then you may still vote in person at the annual meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary or acting secretary of the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting you must obtain a proxy issued in your name from the broker, bank or other nominee; otherwise you will not be permitted to vote in person at the annual meeting.

Q:	WHO IS MAKING THIS SOLICITATION?

A:     This solicitation is being made on behalf of Rexnord by its board of directors. Rexnord will pay the expenses in connection with the solicitation of proxies. Upon request, Rexnord will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Rexnord will solicit proxies by mailing the proxy materials to stockholders. Proxies may be solicited in person, or by telephone, e-mail or fax, by officers and regular employees of Rexnord who will not be separately compensated for those services.

Q:     WHEN ARE STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS DUE FOR THE FISCAL 2014 ANNUAL MEETING?

A:     We expect to hold our fiscal 2014 annual meeting of stockholders on August 1, 2013. Under Rule 14a-8 under the Securities Exchange Act of 1934, the Corporate Secretary must receive a stockholder proposal no later than February 13, 2013, in order for the proposal to be considered for inclusion in our proxy materials for the fiscal 2014 annual meeting. To otherwise bring a proposal or nomination before the fiscal 2014 annual meeting, you must comply with our bylaws. Currently, our bylaws require written notice to the Corporate Secretary between March 4, 2013, and April 3, 2013. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before March 4, 2013 or after April 3, 2013, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

Q:	WHAT IS THE ADDRESS OF THE CORPORATE SECRETARY?

A:     The address of the Corporate Secretary is:

Rexnord Corporation

Attn: Patricia M. Whaley

4701 West Greenfield Avenue

Milwaukee, Wisconsin 53214

Q:	WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:     We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the annual meeting, we must have received written notice, together with specified information, by May 24, 2012. We did not receive notice of any matters by the deadline for this year’s annual meeting.

Q:	HOW DOES REXNORD’S RECENT INITIAL PUBLIC OFFERING AFFECT THIS PROXY STATEMENT?

A:     Rexnord completed its initial public offering (“IPO”) on April 3, 2012 and its common stock began trading on the New York Stock Exchange on March 29, 2012. As a result of the IPO, Rexnord is holding its first annual meeting of stockholders as a public company. This is therefore the first proxy statement that we are sending to our stockholders for an annual meeting. To the extent that this proxy statement describes actions or information prior to March 29, 2012, they occurred prior to our becoming a public company, and thus at a time when various SEC and New York Stock Exchange rules did not yet apply to us. Also, prior to the IPO, some actions that are now being taken by the Rexnord Corporation board of directors, or a committee thereof, were previously taken by the board, or a board committee, of one or more of our subsidiaries, principally RBS Global, Inc., our wholly-owned subsidiary (“RBS Global”). Since the consummation of our IPO, those decisions have been made, and will continue to be made, by the Rexnord Corporation board or a committee.

Q:	WHO IS APOLLO AND WHY IS IT REFERENCED IN THIS PROXY STATEMENT?

A:     In this proxy statement, unless the context requires otherwise “Apollo” refers to investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P., an affiliate of Apollo Management, L.P. Apollo is our majority stockholder, holding approximately 65.6% of our outstanding common stock as of the Record Date. Apollo became our majority stockholder in 2006, in a transaction that we refer to in this proxy statement as the “Apollo acquisition.” See “Proposal 1: Election of Directors,” “Corporate Governance–Apollo Approval of Certain Matters and Rights to Nominate Certain Directors” and “Certain Relationships and Related Party Transactions” herein for more detail regarding our relationship with Apollo.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our outstanding capital stock as of the July 23, 2012 Record Date for:

•	each person or group known to us to be the beneficial owner of more than 5% of our capital stock;

•	each of our current executive officers and our other Named Executive Officers in the Summary Compensation Table;

•	each of our directors and director nominees; and

•	all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date and not subject to repurchase as of that date are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name of Beneficial Owner			Shares Beneficially Owned	Percentage of Shares Outstanding
Apollo Management, L.P.	(1)		62,554,045	65.6%
George M. Sherman	(2)		6,337,833	6.4%
Todd A. Adams	(3)		964,619	1.0%
Mark W. Peterson	(4)		51,582	*
Praveen R. Jeyarajah	(5)		789,570	*
Mark S. Bartlett			0	*
Laurence M. Berg	(6	)(10)	41,626	*
Peter P. Copses	(7	)(10)	41,626	*
Damian J. Giangiacomo	(8	)(10)	41,626	*
Steven Martinez	(9	)(10)	41,626	*
John S. Stroup	(11)		18,732	*
Current directors and executive officers as a group (10 persons)	(12)		8,328,840	8.3%
George C. Moore	(13)		536,563	*
Michael H. Shapiro	(14)		0	*

*	Indicates less than one percent
(1)

Based on a Form 3 filed on March 28, 2012 by Apollo, represents 32,587,093 shares of our common stock owned by Rexnord Acquisition Holdings I, LLC (“Rexnord I”) and 29,966,952 shares of our common stock owned by Rexnord Acquisition Holdings II, LLC (“Rexnord II”). Apollo Management VI, L.P. (“Management VI”) is the manager of Rexnord I and Rexnord II. AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI, and Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Holdings GP”) is the general partner of Management Holdings. Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Rexnord I. Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI, and

Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of ACM VI. Apollo Principal Holdings I GP, LLC (“Principal I GP”) is the general partner of Principal I. Leon Black, Joshua Harris and Marc Rowan serve as the managers of Holdings GP and Principal I GP, and as such effectively have the power to exercise voting and investment control with respect to the shares of our common stock held of record by Rexnord I and Rexnord II. The address of each of Rexnord I, Rexnord II, AIF VI, Advisors VI, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings and Holdings GP, and of Messrs. Black, Harris and Rowan, is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, NY 10019.
(2)	Includes 548,964 shares held by Mr. Sherman and 2,329,068 shares held by Cypress Industrial Holdings, LLC, over which Mr. Sherman has sole voting and dispositive power. Includes options to purchase 2,539,795 and 920,006 shares held by Mr. Sherman and Cypress Industrial Holdings, LLC, respectively, over which Mr. Sherman has sole voting and dispositive power.
(3)	Includes options to purchase 922,619 shares held by Mr. Adams, but excludes 33,745 shares held in trusts for the benefit of Mr. Adams’ children, as to which Mr. Adams does not have voting or dispositive power and therefore disclaims beneficial ownership.
(4)	Includes options to purchase 48,582 shares held by Mr. Peterson.
(5)	Includes options to purchase 649,144 shares held by Mr. Jeyarajah.
(6)	Represents options to purchase 41,626 shares held by Mr. Berg.
(7)	Represents options to purchase 41,626 shares held by Mr. Copses.
(8)	Represents options to purchase 41,626 shares held by Mr. Giangiacomo.
(9)	Represents options to purchase 41,626 shares held by Mr. Martinez.
(10)	Each of Messrs. Berg, Copses, Giangiacomo and Martinez is affiliated with Apollo as a partner or senior partner of Apollo or one of its affiliates, and as such may be deemed a beneficial owner of the shares owned by Rexnord I and Rexnord II, although such shares are not included in the individuals’ reported ownership above. Each such person disclaims beneficial ownership of any such shares. The address of each such person and Apollo is c/o Apollo Management, L.P., 9 West 57th Street, New York, NY 10019.
(11)	Represents options to purchase 18,732 shares held by Mr. Stroup.
(12)	Includes an aggregate of options to purchase 5,265,382 shares held by all of our directors and executive officers as a group.
(13)	Includes 7,492 shares transferred by Mr. Moore to his children, over which Mr. Moore has sole voting power. Also includes options to purchase 217,488 shares held by Mr. Moore. Mr. Moore ceased being deemed an executive officer on November 7, 2011.
(14)	Mr. Shapiro was no longer employed by Rexnord effective as of November 7, 2011.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election at this Meeting

Our bylaws provide that the number of directors shall be not less than eight nor more than 15, with the number to be set by the board from time to time. The board of directors currently has eight directors. The board sets its size so that the board will possess, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives and to maintain a sufficient number of independent directors.

Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms (other than with respect to the initial terms of the Class I and Class II directors). Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. At each annual meeting, our stockholders will elect the successors to our directors. Our executive officers and key employees serve at the discretion of our board of directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.

This year’s board nominees for election for terms expiring at the fiscal 2016 annual meeting are Todd A. Adams, Laurence M. Berg and George M. Sherman.

Pursuant to our bylaws and a nominating agreement between the Company and Apollo, Apollo has the right, at any time until Apollo no longer beneficially owns at least 50.1% of our outstanding common stock, to require us to increase the size of our board of directors by such number that, when added to the number of then-serving directors designated by Apollo, would constitute a majority of our board of directors, and to fill those vacancies with directors nominated by Apollo. In addition, until such time as Apollo no longer beneficially owns at least 50.1% of our outstanding common stock, Apollo has the right to nominate four designees to our board of directors. After Apollo no longer beneficially owns at least 50.1% of our outstanding common stock, but until such time as Apollo no longer beneficially owns at least 33 1/3% of our outstanding common stock, Apollo will have the right to nominate three designees to our board of directors. See “Corporate Governance – Apollo Approval of Certain Matters and Rights to Nominate Certain Directors” and “Certain Relationships and Related Party Transactions – Nominating Agreement.” Mr. Berg was designated by Apollo as a nominee for election at the fiscal 2013 annual meeting; Peter P. Copses, Damian J. Giangiacomo and Steven Martinez, whose terms expire in future years, were also designated by Apollo pursuant to the nominating agreement.

It is our policy that the board of directors should reflect a broad variety of experience and talents. When the Nominating and Corporate Governance Committee of the board determines which directors to nominate for election at any meeting of stockholders, or appoints a new director between meetings, it reviews our director selection criteria and seeks to choose individuals who bring a variety of expertise to the board within these criteria. For further information about the criteria used to evaluate board membership, see “Selection Criteria for Directors” below.

In order to comply with New York Stock Exchange rules regarding the number of independent directors required to be on the audit committee within 90 days following the Company’s IPO, the Company sought a new board member earlier in fiscal 2013. Mark S. Bartlett was elected to the board, and was placed in the class of directors whose terms expire at the fiscal 2014 annual meeting, effective June 4, 2012. In conjunction with Mr. Bartlett joining the board, Praveen R. Jeyarajah resigned from the board so that the board size would not need to be increased and so that, in accordance with best corporate governance practices, there would be only one management director. The Company’s search for an independent director commenced prior to our IPO and the related establishment of the Nominating Committee. Mr. Bartlett was initially recommended for consideration by the Nominating Committee for service on the board by Mr. Sherman, our Chairman.

The following is information about the experience and attributes of the director nominees and Rexnord’s other directors. Together, the experience and attributes included below provide the reasons that these individuals were selected for board membership and/or nominated for re-election, as well as why they continue to serve on the board.

Nominees for Election for Terms Expiring at the Fiscal 2016 Annual Meeting

Todd A. Adams

Director since 2009

Mr. Adams, age 41, became our President and Chief Executive Officer in September 2009 and became a director in October 2009. Mr. Adams joined us in 2004 as Vice President, Treasurer and Controller; he has also served as Senior Vice President and Chief Financial Officer from April 2008 to September 2009 and as President of the Water Management platform in 2009. Prior to joining us, Mr. Adams held various positions at The Boeing Company, APW Ltd. and Applied Power Inc. (currently Actuant Corporation). Mr. Adams serves on our board of directors because he has significant experience in the manufacturing industry and an in-depth knowledge of Rexnord and our business and because he is our Chief Executive Officer.

Laurence M. Berg

Director since 2006

Mr. Berg, age 46, became a director in July 2006 upon consummation of the Apollo acquisition. Mr. Berg is a Senior Partner of Apollo Management, L.P., where he has worked since 1992. Prior to joining Apollo, Mr. Berg was a member of the Mergers and Acquisition Group at Drexel Burnham Lambert, an investment banking firm. Mr. Berg is also a director of Jacuzzi Brands Corp. and ABC Supply Co. Inc., and has previously served as a director of Connections Academy LLC, Bradco Supply Corp., Educate, Inc., GNC Corp., Goodman Global Holdings, Inc., Hayes Lemmerz International, Inc., Rent A Center, Inc. and Panolam Industries International, Inc. Mr. Berg serves on our board of directors because he has significant experience making and managing private equity investments on behalf of Apollo and has over 20 years of experience financing, analyzing and investing in public and private companies. In addition, Mr. Berg worked with the diligence team for Apollo at the time of the Apollo acquisition and has worked closely with our management since that time; therefore, Apollo initially appointed him to the board pursuant to a stockholders agreement. Mr. Berg was designated by Apollo as a nominee for election at the fiscal 2013 annual meeting pursuant to the nominating agreement with Apollo.

George M. Sherman

Director since 2002

Mr. Sherman, age 70, has been our Non-Executive Chairman and a director since 2002. Mr. Sherman is a principal of Cypress Group LLC. Mr. Sherman also currently serves as the non-executive Chairman of Jacuzzi Brands Corp. and has served as the Chairman of Campbell Soup Company from 2001 to 2004. Prior to his service with Campbell Soup, Mr. Sherman was the President and Chief Executive Officer at Danaher Corporation from 1990 to 2001. Prior to joining Danaher, he was Executive Vice President at Black & Decker Corporation. Mr. Sherman became our Non-Executive Chairman pursuant to a management consulting agreement; see “Certain Relationships and Related Party Transactions” below. Mr. Sherman serves on our board of directors because he has significant experience and expertise in the manufacturing industry (including as chief executive officer), mergers and acquisitions and strategy development and continues to serve because of his in-depth knowledge of Rexnord and our business.

The board recommends that you vote “FOR” each of the three nominees.

Shares represented by proxies will be voted according to instructions on the proxy card or delivered via the Internet or telephone. Only cards clearly indicating a vote “withheld” will be considered as a vote withheld from the nominees. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. In the unlikely event that the board learns prior to the annual meeting that a nominee is unable or unwilling to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors.

Continuing Directors Not Standing for Election at this Meeting

Directors Continuing to Serve Until the Fiscal 2014 Annual Meeting

Mark S. Bartlett

Director since 2012

Mr. Bartlett, age 61, became a director on June 4, 2012. Mr. Bartlett is a retired Ernst & Young LLP (“E&Y”) partner. Mr. Bartlett joined E&Y in 1972 and worked there until his retirement in 2012, including having served as Managing Partner of E&Y’s Baltimore office and as Senior Client Service Partner for the Mid-Atlantic Region. Mr. Bartlett is a certified public accountant and has extensive experience serving global manufacturers, as well as companies in other industries. Mr. Bartlett also has experience in mergers and acquisitions, SEC rules and regulations, public offerings and financing alternatives. The board appointed Mr. Bartlett as a director due to his significant accounting experience, as well as his expertise in the manufacturing industry, and in mergers and acquisitions and securities regulation.

Damian J. Giangiacomo

Director since 2006

Mr. Giangiacomo, age 35, became a director in October 2006. Mr. Giangiacomo is a principal of Apollo Management, L.P., where he has been employed since July 2000. Prior to joining Apollo, Mr. Giangiacomo was an investment banker at Morgan Stanley & Co. Mr. Giangiacomo is also a director of Jacuzzi Brands Corp. and Connections Academy LLC, and has previously served as director of Linens N’ Things, Inc. Mr. Giangiacomo serves on our board of directors because he has significant experience making and managing private equity investments on behalf of Apollo and has over 10 years of experience financing, analyzing and investing in public and private companies. In addition, Mr. Giangiacomo worked with the diligence team for Apollo at the time of the Apollo acquisition and has worked closely with our management since that time; therefore, Apollo initially appointed him to the board pursuant to a stockholders agreement. Mr. Giangiacomo is a director designated by Apollo pursuant to the nominating agreement.

Steven Martinez

Director since 2006

Mr. Martinez, age 43, became a director in July 2006 upon the consummation of the Apollo acquisition. Mr. Martinez is a Senior Partner of Apollo Management, L.P. Prior to joining Apollo in 2000, Mr. Martinez worked for Goldman, Sachs & Co. and Bain & Company, Inc. Mr. Martinez also serves as a director of Prestige Cruise Holdings, Inc., NCL Corporation Ltd., Hughes Telematics, Inc., Principal Maritime and Veritable Maritime Holdings, LLC, and has previously served as a director of Jacuzzi Brands Corp., Allied Waste Industries, Inc. and Goodman Global Holdings, Inc. Mr. Martinez serves on our board of directors because he has significant experience making and managing private equity investments on behalf of Apollo and has over 15 years of experience financing, analyzing and investing in public and private companies. In addition, Mr. Martinez worked with the diligence team for Apollo at the time of the Apollo acquisition and has worked closely with our management since that time; therefore, Apollo initially appointed him to the board pursuant to a stockholders agreement. Mr. Martinez is a director designated by Apollo pursuant to the nominating agreement.

Directors Continuing to Serve Until the Fiscal 2015 Annual Meeting

Peter P. Copses

Director since 2006

Mr. Copses, age 54, became director in July 2006 upon consummation of the Apollo acquisition. Mr. Copses is a Senior Partner of Apollo Management, L.P., where he has worked since 1990. Prior to joining Apollo, Mr. Copses was an investment banker at Drexel Burnham Lambert, and subsequently at Donaldson, Lufkin & Jenrette Securities, primarily concentrating on the structuring, financing and negotiation of mergers and acquisitions. Mr. Copses is also Chairman of the Board of Claire’s Stores, Inc. and CKE Restaurants, Inc. and has previously served as a director of Linens N’ Things, Inc., GNC Corp., Rent A Center, Inc., Zale Corporation and Smart & Final, Inc. Mr. Copses serves on our board of directors because he has significant experience making and managing private equity investments on behalf of Apollo and has over 25 years of experience financing, analyzing and investing in public and private companies; therefore, Apollo initially appointed him to the board pursuant to a stockholders agreement. Mr. Copses is a director designated by Apollo pursuant to the nominating agreement.

John S. Stroup

Director since 2008

Mr. Stroup, age 46, became a director in October 2008. Mr. Stroup is currently president and chief executive officer and a member of the board of directors of Belden Inc., a company listed on the New York Stock Exchange, that designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics. Prior to joining Belden Inc. in 2005, Mr. Stroup was employed by Danaher Corporation, a manufacturer of process/environmental controls and tools and components. At Danaher, Mr. Stroup initially served as Vice President, Business Development. He was promoted to President of a division of Danaher’s Motion Group and later to Group Executive of the Motion Group. Prior to that, he was Vice President of Marketing and General Manager with Scientific Technologies Inc. Mr. Stroup serves on our board of directors because he has significant experience in strategic planning and general management of business units of public companies (including as chief executive officer).

Selection Criteria for Directors

The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. All board members are expected to meet Rexnord’s board member selection criteria, which are listed below:

•	Personal and professional integrity, ethics and values.

•	Experience in corporate or financial management, such as serving as an officer or former officer of a publicly held company.

•	Experience in the Company’s industry and with relevant social policy concerns.

•	Experience as a board member of another publicly held company.

•	Academic expertise in an area of the Company’s operations or financial or other areas relevant to the Company.

•	Practical and mature business judgment.

•	Such other criteria as the board or the nominating and corporate governance committee may from time to time determine.

In addition to the board member selection criteria identified above, the board and the Nominating and Corporate Governance Committee review the board’s composition annually to ensure the right mix of skills, experience and background needed for the foreseeable future and will change the membership mix of the board as required to meet such needs. Important skills and experiences currently identified are as follows:

•	Significant chief executive officer and/or chief operating officer experience in a publicly traded company, or a major division of a publicly traded company.

•	International experience, with an understanding of conducting business on a global basis.

•

Financial and accounting skills and experience in a public accounting firm or a public company, preferably with controller and/or chief financial officer experience, and who would fulfill the SEC requirements of an audit committee “financial expert.”

•	Relevant manufacturing management background from a well respected manufacturing-based company.

•

Considerable human resources management experience involving the design of both short and long-term compensation programs, who understands benefit plans and has managed succession planning and leadership development for a successful company.

•	Experience in one or more of the industries that are served by the Company.

In addition, the Company’s Corporate Governance Guidelines provide that, if a director experiences a significant change in employment status from the status when that director was most recently elected to the board, the director must inform the chairperson of the change and offer a letter of resignation. The Nominating and Corporate Governance Committee will evaluate the director’s change in status and the board will then decide whether to accept or decline the director’s resignation. The Corporate Governance Guidelines also provide that, as a general policy, executive officers of the Company who are directors will resign from the board upon the termination of their employment with the Company. Further, the Corporate Governance Guidelines require directors to advise the chairperson of the board and the chairperson of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another board. A non-executive director of the board may serve as a director of another public company only to the extent such position does not conflict or interfere with such person’s service as a director of the Company; an executive director may not serve as a director of another public company without the board’s consent.

See “Corporate Governance – Apollo Approval of Certain Matters and Rights to Nominate Certain Directors” and “Certain Relationships and Related Party Transactions – Nominating Agreement” for certain rights of Apollo to nominate directors.

The Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter state that the Nominating and Corporate Governance Committee will identify candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed. The board believes that the use of the Nominating and Corporate Governance Committee’s general criteria, along with non-discriminatory policies, will best promote a board that shows diversity in many respects.

CORPORATE GOVERNANCE

Board of Directors Meetings

Directors are expected to attend each regular and special meeting of the board of directors and of each board committee of which the director is a member. The board of directors held four meetings during fiscal 2012. All of the then-current directors attended at least 75% of the total meetings of the board and the committees of the board on which they served during fiscal 2012. Since becoming a public company, the board has determined that it will have regular meetings at least four times per year, including in future years a meeting substantially concurrently with the annual stockholders meeting. It is the Company’s policy that the board will hold an executive session at each regularly scheduled meeting without members of the Company’s management present, and upon the request of any independent director (and in any event, not less than annually), the board will hold an executive session without any director who is not an independent director. Directors are also expected to attend the annual meeting of stockholders. Because Rexnord was not a public company until April 2012, no annual meeting of stockholders was held in fiscal 2012.

Apollo Approval of Certain Matters and Rights to Nominate Certain Directors

The approval of a majority of a quorum of the members of our board of directors, which must include the approval of a majority of the directors nominated by Apollo voting on the matter, is required by our bylaws under certain circumstances. These consist of, as to us and, to the extent applicable, each of our subsidiaries:

•	amendment, modification or repeal of any provision of our certificate of incorporation, bylaws or similar organizational documents in a manner that adversely affects Apollo;

•	the issuance of additional shares of any class of our capital stock (other than any award under any stockholder approved equity compensation plan);

•

a consolidation or merger of us with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to another entity, or a “Change of Control” as defined in our or our subsidiaries’ principal senior secured credit facilities or senior note indentures;

•

a disposition, in a single transaction or a series of related transactions, of any of our or our subsidiaries’ assets with a value in excess of $150 million in the aggregate, other than the sale of inventory or products in the ordinary course of business;

•

consummation of any acquisition of the stock or assets of any other entity (other than any of our subsidiaries), in a single transaction or a series of related transactions, involving consideration in excess of $150 million in the aggregate;

•

the incurrence of indebtedness, in a single transaction or a series of related transactions, by us or any of our subsidiaries aggregating more than $25 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing our IPO (i.e., April 3, 2012) or that is otherwise approved by Apollo;

•	a termination of the chief executive officer or designation of a new chief executive officer; and

•	a change in size of the board of directors.

These approval rights will terminate at such time as Apollo no longer beneficially owns at least 33 1/3% of our outstanding common stock.

See also “Proposal 1: Election of Directors” and “Certain Relationships and Related Party Transactions – Nominating Agreement” for rights of Apollo to nominate a certain number of directors.

Director Independence

We have availed ourselves of the “controlled company” exception under the New York Stock Exchange rules, which eliminates the requirements that we have a majority of independent directors on our board of directors and that we have compensation and nominating/corporate governance committees composed entirely of independent directors. However, we are required to have a fully-independent audit committee within one year from the date of effectiveness of the registration statement in connection with our IPO (i.e., by March 29, 2013).

If at any time we cease to be a “controlled company” under the New York Stock Exchange rules, the board of directors will take all action necessary to comply with the applicable New York Stock Exchange rules, including appointing a majority of independent directors to the board of directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Notwithstanding that we are a “controlled company,” the board of directors has affirmatively determined that each of Messrs. Bartlett and Stroup are independent on the basis that they had no relationships with the Company that would be prohibited under the independence standards of the New York Stock Exchange. In making its determination, the board considered that Mr. Bartlett was, until 2012, a partner at E&Y and that E&Y has served as Rexnord’s independent registered public accounting firm since 2006; however, because Mr. Bartlett did not personally work on E&Y’s audit of Rexnord or provide any other services to the Company, the board determined that such former relationship would not impair Mr. Bartlett’s independent judgment in carrying out his responsibilities as a member of the board. See “Certain Relationships and Related Party Transactions” for information about Rexnord’s policies and practices regarding transactions with members of the board.

Board Leadership Structure

The Company has no formal policy regarding the separation or combination of the position of Chairperson and CEO; however, it believes that in the Company’s current circumstances it is advantageous to separate those positions.

Mr. Sherman has the right to serve as our Non-Executive Chairman of the Board pursuant to an amended and restated management consulting agreement with the Company. Mr. Sherman has served in that role since 2002. The Company believes that having Mr. Sherman serve as Chairman is appropriate at the current time because he has significant experience and expertise in the manufacturing industry (including as chief executive officer), mergers and acquisitions and strategy development and has in-depth knowledge of Rexnord and its business, all of which make him well qualified to serve as our Chairman. See “Certain Relationships and Related Party Transactions” for information about the management consulting agreement with Mr. Sherman.

Board’s Role in Risk Oversight

It is management’s responsibility to manage the Company’s enterprise risks on a day-to-day basis. Through regular updates and the strategic planning process, the board of directors oversees management’s efforts to ensure that they effectively identify, prioritize, manage and monitor all material business risks to Rexnord’s strategy. In addition, the board delegates certain risk management oversight responsibilities to its committees. The Audit Committee reviews and discusses the Company’s material financial and other risk exposures and the steps management has taken to identify, monitor and control such risks. The Compensation Committee is responsible for overseeing the Company’s compensation programs, including related risks.

Board Committees

The board of directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The committees on which our directors currently serve, and the chairs of those committees, are identified in the following table:

Director	Audit	Compensation	Nominating and Corporate Governance	Executive
Todd A. Adams				X
Mark S. Bartlett	Chair
Laurence M. Berg		X	Chair	X
Peter P. Copses			X
Damian J. Giangiacomo	X	Chair		X
Steven Martinez
George M. Sherman		X	X	Chair
John S. Stroup	X	X

Audit Committee

The Audit Committee of Rexnord Corporation held one meeting during fiscal 2012; the audit committee of RBS Global held three meetings during fiscal 2012. The current members of the Rexnord Corporation Audit Committee are Messrs. Bartlett (Chair), Giangiacomo and Stroup; Mr. Martinez served on and chaired the Audit Committee during fiscal 2012 and through June 4, 2012. Our board of directors has determined that each of Messrs. Bartlett and Stroup qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that each of Messrs. Bartlett and Stroup is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the New York Stock Exchange listing standards. The principal duties and responsibilities of our Audit Committee are as follows:

•	to prepare the annual Audit Committee report to be included in our annual proxy statement;

•	to oversee and monitor our financial reporting process;

•	to oversee and monitor the integrity of our financial statements and internal control system;

•	to oversee and monitor the independence, retention, performance and compensation of our independent auditor;

•	to oversee and monitor the performance, appointment and retention of our senior internal audit staff person;

•	to discuss, oversee and monitor policies with respect to risk assessment and risk management;

•	to oversee and monitor our compliance with legal and regulatory matters; and

•	to provide regular reports to the board.

The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

Prior to Rexnord’s becoming a public company, the Compensation Committee met as part of board meetings or informally, and took relevant actions by unanimous consent. The current members of the Compensation Committee are Messrs. Giangiacomo (Chair), Berg, Sherman and Stroup. The principal duties and responsibilities of the Compensation Committee are as follows:

•	to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and programs;

•

to review and approve the compensation of our chief executive officer, other officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements, confidentiality and non-competition agreements;

•

to review and recommend to the board of directors a succession plan for the chief executive officer and development plans for other key corporate positions as shall be deemed necessary from time to time;

•	to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to administer incentive compensation and equity-related plans;

•	to review and make recommendations to the board of directors with respect to the financial and other performance targets that must be met;

•	to set and review the compensation of members of the board of directors; and

•	to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

We have availed ourselves of the “controlled company” exception under the New York Stock Exchange rules which exempts us from the requirement that we have a compensation committee composed entirely of independent directors. However, none of the members of our Compensation Committee during fiscal 2012 was, and none of the current members of our Compensation Committee is, a current or former employee of the Company.

Nominating and Corporate Governance Committee

We did not have a Nominating and Corporate Governance Committee prior to becoming a public company in April 2012. The current members of the Nominating and Corporate Governance Committee are Messrs. Berg (Chair), Copses and Sherman. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

•

to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board;

•	to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

•	to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	to develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company; and

•	to oversee the evaluation of our board of directors and senior management.

We have availed ourselves of the “controlled company” exception under the New York Stock Exchange rules which exempts us from the requirement that we have a Nominating and Corporate Governance Committee composed entirely of independent directors.

The Nomination Process

At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee recommends to the board for nomination by the board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In addition, the Nominating and Corporate Governance Committee recommends candidates to serve on the board at other times during the year, as needed. For example, in order to comply with New York Stock Exchange and SEC rules, the Company was required, within 90 days of the effectiveness of the registration statement for the IPO, to add an independent director to its board to serve on the Audit Committee. Consequently, the Nominating and Corporate Governance Committee recommended that Mr. Bartlett be added to the board. Further, to comply with New York Stock Exchange and SEC rules, the Company will need to have another independent member on its board and Audit Committee by March 29, 2013.

The Nominating and Corporate Governance Committee will identify and consider candidates suggested by outside directors, management and/or stockholders and evaluate them in accordance with its established criteria. In addition, Apollo has certain rights to nominate directors and the Nominating and Corporate Governance Committee must follow those requirements as long as the Company is subject to those requirements. See “Proposal 1: Election of Directors” above. Any recommendations for consideration by the Nominating and Corporate Governance Committee should be sent to the Corporate Secretary in writing, together with appropriate biographical information concerning each proposed nominee, at least 120 days but not more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided that, in the case of the fiscal 2014 annual meeting of stockholders, such information must be received by the Company by the dates provided elsewhere in this proxy statement. Our bylaws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by stockholders; provided however, that certain of those requirements do not apply to nominees designated by Apollo pursuant to the bylaws and the nominating agreement.

Executive Committee

Prior to the Company’s becoming a public company, the Executive Committee met informally, and took relevant actions by unanimous consent. The current members of the Executive Committee are Messrs. Sherman (Chair), Adams, Berg and Giangiacomo. The primary duty and responsibility of the Executive Committee is to act on behalf of the board of directors in between meetings of the full board, as necessary or appropriate.

Communications with the Board

Any communications to the board of directors should be sent to Rexnord’s headquarters office, 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214, in care of Rexnord’s Corporate Secretary. Any communication sent to the board in care of the Corporate Secretary or any other corporate officer is forwarded to the board. There is no screening process, and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures which may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Rexnord’s website at www.rexnord.com/investors.

Availability of Code of Business Conduct and Ethics, Committee Charters and Other Corporate Governance Documents

We have a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted on our website at www.rexnord.com/investors. Any substantive amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics with respect to any senior executive or financial officer will also be posted on our website. The information contained on or accessible from our website is not part of this proxy statement.

In addition, the board has adopted Corporate Governance Guidelines and a written charter for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. The Corporate Governance Guidelines and the charters are available on the Company’s website at www.rexnord.com.

Directors’ Compensation

The table below summarizes the compensation we paid to persons who were non-employee directors of the Company for the fiscal year ended March 31, 2012. Subsequently, on June 4, 2012, Mr. Bartlett was appointed to the board of directors. Mr. Bartlett receives a standard compensation package for independent directors and, upon his appointment, received a grant of options; information related to Mr. Bartlett is not in the table below since he was not a director during fiscal 2012.

Name	Fees earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
George M. Sherman	$298,000	$—	$—	$—	$—	$—	$298,000
Laurence M. Berg	48,000	—	—	—	—	—	48,000
Peter P. Copses	44,000	—	—	—	—	—	44,000
Damian J. Giangiacomo	48,000	—	—	—	—	—	48,000
Steven Martinez	46,000	—	—	—	—	—	46,000
John S. Stroup	49,000	—	—	—	—	—	49,000

(1)	No options were granted to non-employee directors in fiscal 2012. The following table presents the aggregate number of outstanding unexercised options (including, in the case of Mr. Stroup, options that have not yet vested) held by each of our non-employee directors as of March 31, 2012.

Director	Number of Options Outstanding
George M. Sherman(*)	3,459,801
Laurence M. Berg	41,626
Peter P. Copses	41,626
Damian J. Giangiacomo	41,626
Steven Martinez	41,626
John S. Stroup	18,732

(*)	These include options granted to Mr. Sherman, Cypress Group, LLC and Cypress Industrial Holdings, LLC, entities over which Mr. Sherman has sole voting and dispositive power.

Narrative to Directors’ Compensation Table

In fiscal 2012, we paid certain fees to our non-employee directors. In addition, directors were eligible in fiscal 2012 to receive equity-based awards from time to time on a discretionary basis; however, under the new director compensation program discussed below, independent directors will receive annual equity grants. All directors also receive reimbursement for all reasonable out-of-pocket expenses incurred in connection with their duties as a director. Directors who are also employees of the Company receive no additional compensation for their service as directors. See the executive compensation disclosures above for information related to Mr. Adams’ and Mr. Jeyarajah’s (who served as a director during fiscal 2012 and through June 2012) compensation in fiscal 2012.

In fiscal 2012, Messrs. Sherman, Berg, Copses, Giangiacomo and Martinez received an annual cash retainer of $40,000, paid quarterly after each fiscal quarter of service, and a fee of $2,000 for each board meeting attended in person. With respect to Messrs. Berg, Copses, Giangiacomo and Martinez (i.e., the directors appointed by Apollo), the amount of fees were set forth in the stockholders agreements executed at the time of the Apollo transaction. Those stockholders agreements have subsequently been terminated (except for certain registration rights). Fifty percent of the meeting fee is paid for board meetings attended by teleconference. Beginning in fiscal 2013, Mr. Sherman will no longer receive the $40,000 annual cash retainer or the meeting fees. The fees to be paid to Messrs. Berg, Copses, Giangiacomo and Martinez will remain the same in fiscal 2013. In addition, in fiscal 2012, Mr. Sherman received a fee of $250,000 for his service as Chairman of the Board, which he will again receive in fiscal 2013. In fiscal 2012, Mr. Stroup received annual cash compensation comprised of (i) a $35,000 annual fee, (ii) fees of $2,500 per board meeting attended and (iii) committee attendance fees of $1,000 per meeting.

In connection with the completion of the IPO, the Company revised its compensation program for independent directors. For fiscal 2013, each independent director will receive annual cash compensation of $60,000, but will not receive additional board or committee meeting attendance fees, and will receive an annual option grant in an amount equal to $90,000 as of the date of grant; such options will vest in equal installments over three years following the grant date (one-third each year). In addition, the chair of the Audit Committee will receive a $10,000 annual cash retainer and the chair of the Compensation Committee will receive a $6,000 annual cash retainer. Further, as described in “ – Ownership Guidelines for Directors” below, independent directors are required to own a certain amount of Rexnord common stock.

On July 22, 2006, we entered into the Cypress agreement, as described in “Certain Relationships and Related Party Transactions” herein and Part II, Item 8, Note 17 of the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K. Under the terms of the agreement, options to purchase 165,244 shares of Rexnord Corporation common stock were granted to Mr. Sherman. As of the end of fiscal 2012, 100% of the outstanding options granted to Mr. Sherman under the Cypress agreement had vested. Under the agreement, Mr. Sherman is also entitled to reimbursement for all reasonable travel and other expenses incurred in connection with our business.

As part of the new compensation program for independent directors, on May 11, 2012, Mr. Stroup received an option to purchase 11,250 shares at an exercise price of $22.03 per share, which was the closing trading price on the New York Stock Exchange on the date of the grant, and on June 4, 2012, Mr. Bartlett received an option to purchase 11,250 shares at an exercise price of $19.20 per share, which was the closing trading price on the New York Stock Exchange on the date of the grant. The options granted to Messrs. Stroup and Bartlett vest equally on the first three anniversary dates following the grant date.

Stock Ownership Guidelines for Directors

The Company believes that it is important for independent directors to maintain an equity stake in Rexnord to further align their interests with those of our stockholders. Independent directors must comply with stock ownership guidelines as determined from time to time by our board. Effective April 1, 2012, the ownership guidelines for independent directors require that each independent director must own a minimum of $250,000 of Rexnord stock, which includes vested options, within five years of his or her initial election to the board. Currently, although neither of the independent directors has yet met the ownership guidelines, the Company believes that all such directors will have met their stock ownership guidelines within the specified five-year window.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Rexnord’s officers and directors, and persons who beneficially own more than 10% of Rexnord’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These “insiders” are required by SEC regulation to furnish Rexnord with copies of all forms they file under Section 16(a).

All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Rexnord, or written representations that no such forms were required. On the basis of filings and representations received by Rexnord, Rexnord believes that during fiscal 2012 our insiders have complied with all Section 16(a) filing requirements that were applicable to them.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following is a discussion of the material elements of compensation awarded to, earned by, or paid to our Named Executive Officers during our fiscal year ended March 31, 2012. Throughout this discussion, the individuals named in the Summary Compensation Table below are referred to as “Named Executive Officers” and the terms “Compensation Committee” or the “Committee” refer to the compensation committee of RBS Global or Rexnord Corporation, whichever is appropriate from the context.

The Committee, in consultation with the board of directors, oversees our executive compensation agreements, plans and policies and has the authority to approve all matters regarding executive compensation. The Committee seeks to ensure that the compensation and benefits provided to executives were reasonable, fair and competitive and aligned with the short- and long-term goals of the Company so as to foster a “pay for performance” culture that places an emphasis on value creation and makes a portion of each executive’s compensation subject to the performance of the Company. Based upon these criteria, the Committee sets the principles and strategies that guided the design of our executive compensation program.

We compensate our executives through various forms of cash and non-cash compensation. Our compensation program includes:

•	Cash compensation:

•

base salaries, which are intended to attract and retain highly-qualified individuals (as base salary is frequently used as an initial metric for evaluating compensation) and provide a predictable stream of income for living expenses in an amount proportionate to the executive’s duties and responsibilities;

•	annual performance-based cash incentive awards, which are intended to award performance by tying additional cash compensation to specific Company and individual goals; and

•

discretionary bonuses, which can be used to recognize extraordinary performance or other unique contributions or circumstances that may not be quantifiable; for example, in fiscal 2012, our Chief Financial Officer (“CFO”) received a discretionary bonus for his contributions in connection with the refinancing of our credit facilities and the successful completion of our IPO;

•

Long-term equity incentive awards, which are intended to further align the financial interests of management with those of our stockholders and incent executive officers by providing economic rewards tied to increased value of the Company over an extended period of time;

•

Severance benefits and other post-employment commitments under a policy that applies to all domestic salaried employees, as well as initial implementation of practices applicable to the Chief Executive Officer (“CEO”) in the event of a change in control of the Company, all of which are intended to provide some degree of certainty when employment ends under certain circumstances; and

•	Retirement benefits, which are intended to reward long-term service to us and provide incentive to remain with us by building benefits for eventual retirement.

During fiscal 2012, the Company appointed a new CFO, Mark W. Peterson. Mr. Peterson was an officer of the Company but not a Named Executive Officer prior to his appointment as CFO. Our former CFO, Michael H. Shapiro, was no longer employed by the Company effective as of November 7, 2011. Also, in November 2011, as a consequence of planned changes over time in his duties by which he transitioned into a part-time role, the responsibilities of George C. Moore, who had been Executive Vice President, were determined to no longer meet those of an “executive officer,” although Mr. Moore remains a Rexnord employee.

Prior to the consummation of our IPO on April 3, 2012, Apollo owned over 90% of our outstanding common stock, and Apollo continues to own a significant majority of our common stock. Our compensation structure prior to our IPO reflected policies, practices and metrics used by Apollo that were appropriate for a privately-held company. However, following the completion of the IPO and as discussed in more detail below, we have began to modify and intend to continue to modify our compensation programs to better reflect our becoming a public company and further strive for a “pay for performance” culture aimed at creating value for our stockholders.

Prior to our IPO, except for awards of equity-based compensation, the compensation committee of the board of directors of RBS Global, in consultation with the RBS Global board of directors, was responsible for determining our executive compensation programs, including making compensation decisions during the fiscal year ended March 31, 2012. Awards of equity-based compensation were determined by the Rexnord Corporation Compensation Committee as these awards relate to our equity securities. Since the consummation of our IPO in April 2012, compensation decisions as to our executive officers have been made by the Rexnord Corporation Compensation Committee, and will continue to be made at that level going forward.

General Compensation Philosophy and Objectives of Executive Compensation Programs

The foundation of our executive compensation program is to reward our executives for achieving specific strategic goals of the Company and to align each executive’s interest with that of our stockholders. We believe that rewarding executives for superior levels of achievement will result in significant long-term value creation for us and our stockholders. As a result, we believe that the compensation packages we provide to executives, including the Named Executive Officers, must include both cash-based and equity-based elements that reward short- and long-term performance. The Committee or its designated member, with input from the CEO (for executives other than himself), evaluates the performance of our executives and their compensation packages to ensure that we maintain our ability to retain highly talented key employees and attract new talent, as needed, to successfully grow and lead the organization.

We have created a “pay for performance” culture that places an emphasis on value creation and subjects a portion of each executive’s compensation to risk depending on the performance of the Company. As such, we base our executive compensation program on the following philosophies:

•	The compensation program should support the business by establishing an emphasis on critical objectives and long-term strategy without encouraging unreasonable risk taking;

•	Each executive’s total compensation should correlate to his or her relative contribution to the Company and achievement of individual goals;

•

A portion of each executive’s total compensation should be based on the achievement of corporate and individual performance goals and objectives in a way that incents results without encouraging unreasonable risk taking; and

•	Executives should be rewarded for superior performance through annual cash-based incentives and, if appropriate, the grant of equity-based awards.

Our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a meaningful portion of our executives’ compensation should be variable and based on overall corporate financial performance. That goal is achieved through our Management Incentive Compensation Plan (the “MICP”), which is more fully described below. Another element of our executive compensation program is designed to reward annual improvement in personal objectives. For each fiscal year, individualized target performance areas are determined for each executive, and a component of each executive’s compensation under the MICP is dependent upon achievement of those objectives. These individualized target performance areas, referred to as annual improvement priorities (“AIPs”), are designed to drive results beyond the financial targets for the year in areas that are critical to the long-term success of the Company. Our executive compensation program also aims to reward long-term value creation through equity-based awards that help align the financial interests of management with those of our stockholders since the ultimate value of equity-based awards is tied to the value of our stock.

For our CEO in particular, the Committee intends the compensation structure going forward to provide opportunities that are particularly focused on high performance and that emphasize long-term value creation for our stockholders. To maintain a steady focus over a period of time, the Committee intends to keep incentives and programs in place for a more extended period of time. The current intention is to conduct a comprehensive review of the CEO’s compensation programs every four years, rather than making adjustments annually, although the Committee may, in its discretion, make changes or review specific pay elements between periodic assessments. For example, following an in-depth review, the Committee increased the CEO’s base salary in fiscal 2012 (but indicated that it intended to maintain that salary level for four years) and also made a significant multi-year option grant to the CEO (with no future grants to the CEO contemplated for the next four years) in connection with the successful completion of the IPO. Because of the particularly important nature of the CEO’s role, the design and approach to CEO compensation may differ from the approach to be used for other executive officers and key employees within the Company, although an approach similar to that used for the CEO also may be used for others (as the Committee did with respect to a multi-year option grant to the CFO in May 2012).

As described in more detail below, our compensation program is composed of elements that are generally paid on a short-term or current basis (such as base salaries and annual performance-based awards) and elements that are generally paid out on a longer-term basis (such as long-term equity incentives and retirement benefits). We believe this mix of short-term and long-term elements allows us to achieve our compensation objectives of attracting and retaining top executives, creating a pay-for-performance culture and emphasizing long-term value creation for us and our stockholders without encouraging unreasonable risk taking.

Setting Executive Compensation and the Role of Our Executive Officers in Compensation Decisions

The Committee or its designated member(s) annually reviews and approves all compensation decisions related to our Named Executive Officers. Near the beginning of each fiscal year, the CEO establishes the AIPs for each executive officer other than himself; the Committee or its designated member(s) establishes the AIPs for the CEO. At the end of the year, prior to making the annual compensation determinations for each executive officer, one or more members of the Committee work together with the CEO to review the performance of the Company (and, if applicable, the respective business group), the role of each executive in the various aspects of that performance and the executive’s level of achievement of his AIPs. Based on this review, the CEO makes recommendations to the Committee as to the compensation of all senior management, including the Named Executive Officers other than himself. The Committee or its designated member(s) considers these recommendations in making the final determinations. Other than our CEO, none of the Named Executive Officers had any role in determining the fiscal 2012 compensation of other Named Executive Officers. We anticipate that the CEO will continue to have a role in setting the compensation for the senior management of the Company other than himself.

The Committee believes that its compensation decisions should be based primarily on the performance of the Company and the individual executive officers, as well as each executive officer’s responsibility for the overall operations of the Company. Thus, the compensation levels for Mr. Adams are higher than they are for the other Named Executive Officers, reflecting his responsibility as CEO for the overall operations of the Company.

In anticipation of our IPO and as part of our planning to transition to becoming a public company, the Committee engaged a compensation consultant in fiscal 2012 to evaluate the relative strengths and weaknesses of our compensation packages generally and the CEO’s compensation package in particular and to evaluate the appropriate mix of compensation elements. During the fiscal year, in anticipation of the IPO, the Committee engaged Towers Watson, a compensation consultant (“Towers Watson”), to assess the CEO’s compensation package, as well as directors’ compensation and the level of certain long-term equity awards. In fiscal 2012, management engaged Meridian Compensation Partners, LLC (“Meridian”), another compensation consultant, to review our officers’ cash and non-cash compensation levels, and their appropriate mix, as compared to officers at other companies in our industry, although we did not aim for specific percentile targets. In addition, management engaged Meridian to assist with the design and implementation of the Rexnord Corporation 2012 Performance Incentive Plan (the “2012 Incentive Plan”) and to help benchmark the equity grants to be made under the 2012 Incentive Plan. The analyses generated by Meridian were shared with, and considered by, the Committee when making compensation determinations. As a result of becoming a public company, the Committee expects that it will continue to engage compensation consultants as appropriate.

Fiscal 2012 Executive Compensation Components and Determinations

The principal components of our executive compensation program for the fiscal year ended March 31, 2012 are discussed below.

Base Salary. Historically, the Committee has reviewed base salaries annually and made adjustments from time to time; for example, in connection with promotions and other changes in responsibilities. As discussed above, going forward, the Committee intends to review base salaries annually for executives other than the CEO, but to conduct a comprehensive review of the CEO’s salary and other compensation only once every four years. In determining base salaries, the Committee considers the executive’s responsibilities, experience, skills, sustained level of performance in the job, performance in the prior year, contribution to overall business goals, publicly-available data, information obtained from compensation consultants and the CEO’s recommendations (with respect to executive officers other than himself). Based on the Committee’s subjective review of these factors, the Committee determines each Named Executive Officer’s base salary.

Based in part on the study by Towers Watson, the Committee determined to structure the CEO’s compensation to be more highly performance-based in order to focus on long-term value creation for stockholders. As such, the Committee set Mr. Adams’ base salary slightly below the peer group market median, but set his annual target cash bonus opportunity under the MICP above the peer group market median. The Committee believes that this approach promotes its “pay for performance” philosophy. For purposes of its review, Towers Watson used a peer group consisting of: Actuant Corporation; Ametek, Inc.; Crane Co.; Idex Corporation; RBC Bearings Inc.; Robbins & Myers Inc.; Roper Industries, Inc.; and Watts Water Technologies, Inc. (the “Towers Watson Peer Companies”).

With respect to the other executives, the Committee approved the proposed cash compensation (base salary and bonus opportunity), as initially presented by management, which reflected a study conducted by Meridian, and believes that cash compensation was near the market median, with some variations at individual positions. For purposes of its review, Meridian used a peer group consisting of: Actuant Corporation; Albany International Corp.; Acuity Brands, Inc.; Ametek, Inc.; Barnes Group Inc.; Belden Inc.; Brady Corporation; Briggs & Stratton Corporation; Circor International Inc.; Clarcor Inc.; Crane Co.; Enpro Industries, Inc.; Franklin Electric Co., Inc.; Idex Corporation; Kennametal Inc.; Lincoln Electric Holdings, Inc.; Mueller Industries, Inc.; Mueller Water Products, Inc.; Nordson Corporation; Regal Beloit Corporation; Roper Industries, Inc.; Tennant Company; Thomas & Betts Corporation; Trimas Corporation; Valmont Industries, Inc.; Watts Water Technologies, Inc.; and Woodward, Inc. (the “Meridian Peer Companies”).

Based on this review, at various times in fiscal 2012, the Committee determined the base salaries for the Named Executive Officers as indicated in the following table; the table also contains information showing the percentage change in base salary for each of the Named Executive Officers between fiscal 2012 and fiscal 2011.

Name	2012 Base Salary ($)	Increase in Base Salary Compared to 2011 (%)
Todd A. Adams	$750,000	15.4%

Mark W. Peterson	300,000	N/A

Praveen R. Jeyarajah	412,000	3.0%

George C. Moore	350,000	0%

Michael H. Shapiro	315,000	5.0%

In September 2011, in connection with the anniversary of his appointment as CEO, the Committee approved an increase in Mr. Adams’ base salary to $750,000, or 15.4%, to reflect the Committee’s satisfaction with his performance, the increasing size and scope of Rexnord’s business and the Committee’s evaluation of the Towers Watson study and related peer market data. The Committee determines annual base salary increases, if any, for the other Named Executive Officers during its review process in or around June each year. Mr. Peterson was appointed as Senior Vice President and CFO in November 2011 and his initial base salary for that position was set at $300,000, which the board believed was commensurate with his anticipated responsibilities as CFO. Because Mr. Peterson was not an executive officer in fiscal 2011, the percentage increase over his 2011 salary is not provided in the table above. In June 2011, Mr. Jeyarajah received a 3% salary increase for fiscal 2012. The fiscal 2012 salary for Mr. Moore, an officer whose position is no longer deemed to be an “executive officer,” remained the same as a result of the transition in certain of his duties; Mr. Moore’s base salary was subsequently reduced when he further transitioned duties later in fiscal 2012. Mr. Shapiro, our former CFO, received a 5% increase in June 2011.

Annual Performance Based Awards. We believe that a substantial portion of our executive officers’ compensation should be variable, based on overall corporate financial performance, and provide an opportunity to earn additional awards in connection with superior business and individual performance.

Cash incentives for our executive officers are principally awarded through the MICP. The MICP is designed to provide our key officers, including our Named Executive Officers, with appropriate incentives to achieve and exceed key annual business objectives by providing performance-based cash compensation in addition to their annual base salary. Under the terms of the MICP, participants are eligible to earn cash incentives based upon the achievement by the Company of the corporate financial targets established by the Committee and each executive’s individual performance and achievement of AIPs; all amounts awarded under the MICP are also subject to the overall review, approval and potential adjustment by the Committee.

Near the beginning of each fiscal year, the board of directors, based on input from the CEO and CFO, approves the corporate financial performance targets for the Company and the Committee uses those to set the financial targets under the MICP; the Committee or its designee sets the AIPs for our CEO; and our CEO establishes the AIPs for all of the other senior management, including the Named Executive Officers, participating in the MICP. In setting the financial targets, the Company considers its strategic plan and determines what achievement will be required on an annual basis to drive to its multi-year performance commitment.

Under the MICP, each participant’s target incentive amount is based upon a specified percentage of the participant’s annual base salary. In making determinations for fiscal 2012 MICP awards to executive officers and other key personnel, the Committee reviewed, in addition to other factors, the results of compensation consultants’ studies of the Company’s cash compensation. For fiscal 2012, the target incentive amounts for Messrs. Adams, Peterson, Jeyarajah and Moore were 125%, 50%, 50% and 50% of base salary, respectively. The level for each executive was set so as to incentivize executives to achieve superior corporate and individual results by providing meaningful compensation upon the achievement of established goals. In particular, following its comprehensive review of the CEO’s compensation in fiscal 2012, the target incentive level for Mr. Adams was increased and set above the market median of CEOs at the Towers Watson Peer Companies so as to make his compensation more focused on value creation for stockholders. However, the Committee also established a maximum payment (which was set at 250% of his base salary) that could be earned by Mr. Adams under the MICP because the Committee believed such a cap would be more appropriate for a public company (assuming the Company completed its then-pending IPO), but that the cap would be at a sufficiently high level so as to continue to encourage particularly strong performance. The target incentive amount for Mr. Shapiro for fiscal 2012 was set near the beginning of the year at 50% of base salary; however, he was no longer employed by the Company effective as of November 7, 2011 and, therefore, did not receive a payout under the MICP.

Under the terms of the MICP, each participant is initially entitled to his target incentive amount if 100% of the specified performance targets (“Base Targets”) are achieved. For the Named Executive Officers to be eligible for a minimum incentive under the corporate financial performance metrics, which are subject to adjustment by the Committee in extraordinary circumstances, the Company must reach a specified cliff set near the beginning of each fiscal year, which, for fiscal 2012, was at least 90% of either of the respective metrics (which are described in more detail below) with an accelerated payout schedule for attainment as summarized in the below table:

Achievement	90% of Base Targets	100% of Base Targets	105% of Base Targets	110% of Base Targets	115% of Base Targets	120% of Base Targets	125% of Base Targets	130% of Base Targets	135% or > of Base Targets
Financial Factor Payout	50%	100%	112.5%	125%	150%	175%	200%	225%	250% and >	*

*	For each additional 5% increase in the percent of Target Bonus Plan Achievement above 115%, the financial factor payout will increase 25%; provided however, that the CEO is subject to a maximum payout, which for fiscal 2012 was a maximum of 250% of the CEO’s base salary).

Except with respect to Mr. Adams, the MICP does not set a limit on the maximum incentive opportunity payable with respect to the corporate financial performance portion of the incentive formula because the Committee believes that the incentive compensation for the fiscal year should increase incrementally as the level of achievement increases, and the Company does not want to discourage executives from striving for superior results. However, the Committee has discretion to increase or decrease the amount actually paid out under the MICP if necessary to account for certain corporate events or other factors that may have disproportionately affected the formulaic results (as it did for fiscal 2012 performance to adjust for the acquisition of VAG Holding GmbH (“VAG”)). In addition, there is no minimum incentive payable under the MICP even if 90% or more of the corporate financial performance metrics are achieved because the incentive payment is subject to the individual’s AIP multiplier (also referred to as personal performance multiplier), which could be 0%.

After the corporate financial results or divisional results, as appropriate, have been calculated under the MICP, each individual’s personal performance and AIPs are evaluated, after which the individual’s personal performance multiplier is applied to determine the amount of the incentive earned. The personal performance multiplier ranges from 0% to 150%. The Committee believes it is important for the MICP to align each Named Executive Officer’s compensation with his individual performance and the overall performance of the Company. Under the MICP, the personal performance objectives are intended to reinforce cross-functional, business teamwork, should generally tie to strategy deployment objectives and should be aggressive, measureable and critical to success of the Company’s business.

As noted above, Base Targets under the MICP are comprised of corporate financial performance metrics, which are similar for each Named Executive Officer, and individual AIPs. In fiscal 2012, the financial performance metrics for Messrs. Adams, Peterson, Jeyarajah, Moore and Shapiro were the same and were based on the Company consolidated financial performance metrics. For fiscal 2012, the financial performance metrics for the consolidated Company were based upon EBITDA and Unlevered Free Cash Flow, each 50% weighted. The Committee chose these measures, and continued them for fiscal 2013, because it believes they correlate to the Company’s and its owners’ strategic goals. Specifically, the Company uses EBITDA as a measure under the MICP because it believes EBITDA is an important supplemental measure of performance and is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry; further, the Company believes EBITDA is important because it is often compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. The Committee uses Unlevered Free Cash Flow as a metric under the MICP because the Committee believes it represents the ability to generate cash and, therefore, potentially improve profits, and because it eliminates the impact of cash interest, over which management has relatively little control. It also provides increased transparency around operating cash flow generation and, therefore, aligns the Named Executive Officers’ incentive compensation with a measure over which they have more control.

We define EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other (income) expense, LIFO (income) expense, un-budgeted acquisitions, and other non-recurring items, translated at constant currency as used for internal management reporting. We define Unlevered Free Cash Flow, for purposes of the MICP, as cash flow from operations less capital expenditures, as adjusted for cash interest on the Company’s outstanding debt obligations (to simulate a debt-free capital structure), un-budgeted acquisitions, and other non-recurring items as used for internal management reporting. The Unlevered Free Cash Flow metric is used solely for associates whose MICP performance is tied to the Company’s consolidated financial performance, including all of our Named Executive Officers. For all other associates eligible to participate in our MICP, their cash flow metric is tied to Divisional Free Cash Flow, defined as EBITDA plus or minus changes in trade working capital (accounts receivable, inventory and accounts payable) less capital expenditures as used for internal management reporting. While these metrics may be measured at various levels within the organization, the mechanics of the calculations are substantially the same for other management personnel and salaried employees eligible to participate in MICP.

The Committee’s intention in setting the Base Targets under the MICP for fiscal 2012 was to provide strong incentive for the executives to perform at a high level and create value for our owners in order for any annual incentives to be earned, thereby requiring an exceptional level of performance to attain or exceed the target level, without setting so high of targets that they would not be attainable or that it would encourage excessive risk-taking to achieve them. For fiscal 2012, the Company initially established the consolidated EBITDA target under the MICP at $375.0 million and the Unlevered Free Cash Flow target at $287.8 million. During fiscal 2012, due to the unexpected timing of certain expenses, the Committee decided to adjust the Unlevered Free Cash Flow target to $277.8 million to more accurately reflect the Company’s operations. When determining results for both of the metrics under the MICP, the Committee backed out the impact of the Company’s acquisition of VAG because the targets had not contemplated acquisitions. In addition, when determining the Unlevered Free Cash Flow results, the Committee made adjustments to account for certain extraordinary items such as the proceeds from the divestiture of a non-core subsidiary and the sale of a facility that occurred during the year, as well as the proceeds from two new market tax credit transactions. As a result, the Committee determined that the Company consolidated EBITDA for purposes of the MICP for fiscal 2012 was $377.2 million or 101% of target, which would generate a payout amount of 102.5% of target, and that Unlevered Free Cash Flow for purposes of the MICP for fiscal 2012 was $262.8 million or 95.0% of the adjusted target, which would generate a payout amount of 75.0% of target. Together, under the formula, the corporate financial performance factors of the MICP would have generated a payout amount of 89.0% of the target. After each fiscal year, the Committee makes a determination as to whether the respective EBITDA and Unlevered Free Cash Flow targets were met, and determines the extent, if any, to which the target incentives should be paid based on these results and other factors. Under the MICP, if any acquisition or disposition of any business by the Company, merger, consolidation, split-up, spin-off, or any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate, then the Committee will, in good faith and in such manner as it may deem equitable, adjust the financial targets of the MICP or modify the payouts thereunder. With respect to fiscal 2012 performance, the Committee determined that no additional adjustments were necessary and, therefore, approved a payout of 89.0% with respect to the corporate performance targets for the fiscal 2012 MICP.

As mentioned above, aggregate incentives under the MICP are weighted to include both corporate financial performance metrics as well as personal performance, thus the results under the corporate financial metrics are subject to increase or decrease based on the personal performance multiplier and achievement of AIPs. For fiscal 2012, Mr. Adams’ AIPs focused on overall growth of the Company; Mr. Peterson’s AIPs were established before he became CFO and focused on compliance and the financial strength and systems of the Company and, upon his promotion to CFO, they were revised to focus on refinancing the Company’s credit facilities and directing the IPO; Mr. Jeyarajah’s AIPs focused on establishing processes and identifying opportunities for potential acquisitions; Mr. Moore’s AIPs had reflected his various interim responsibilities and special duties; and Mr. Shapiro’s AIPs had focused on the financial strength and systems of the Company and directing the IPO.

After completion of the fiscal year, the Committee or its designee reviewed the CEO’s level of personal performance and the achievement of AIPs. Additionally. the Committee or its designee, along with input from the CEO, reviewed the remaining Named Executive Officers’ level of personal performance and the achievement of AIPs and, as a result, determined a personal performance multiplier for Mr. Adams of 1.42, and for other Named Executive Officers ranging between 1.00 and 1.30, for fiscal 2012.

Utilizing the corporate financial targets and the personal performance multiplier results, the incentive payments under the MICP for Messrs. Adams, Peterson, Jeyarajah and Moore for fiscal 2012 were $1,200,000, $173,600, $218,200 and $127,700, respectively. Because Mr. Shapiro was no longer employed by the Company effective as of November 7, 2011, he did not receive an MICP payment.

Discretionary Bonuses. In addition to annual incentive awards under the MICP, the Committee has the authority and discretion to award additional performance-based compensation to our executives if the Committee determined that a particular executive has greatly exceeded his objectives and goals or made a unique contribution to the Company during the year, or other circumstances warrant. Mr. Peterson received a discretionary bonus of $76,400 in fiscal 2012 in recognition of his role and extraordinary efforts in connection with the refinancing of the Company’s credit facilities and the successful completion of the IPO, in addition to his other duties.

Long-Term Equity Incentive Awards.

The Company and the Committee provide incentives that link our Named Executive Officers’ compensation to the returns experienced by our stockholders. To accomplish that, the Company maintains two equity compensation plans – the Rexnord Corporation 2006 Stock Option Plan (as amended, the “2006 Option Plan”) and the 2012 Incentive Plan. Following our IPO, we will not grant any additional awards under the 2006 Option Plan, and any new long-term incentive awards will be granted under the 2012 Incentive Plan.

Historically, the Committee has not made annual or regularly-recurring grants of equity awards to our Named Executive Officers or other officers, employees, directors and consultants. However, going forward, the Committee intends to make such grants on a more regular basis. As mentioned above, the Committee has adopted an approach to conduct a comprehensive review of the CEO’s compensation every four years. In connection with that review and in view of the then-pending IPO, as well as the advice of Towers Watson and information that management obtained from Meridian, the board of directors made a significant grant of options in fiscal 2012 to the CEO that was contingent on the offering, with the intention that the CEO would not receive additional option grants for the next four years. Additionally, the Committee decided that grants under the 2012 Incentive Plan should have a somewhat more back-loaded cliff vesting schedule (50% of the options vest after three years and the remaining 50% vest after five years) for options granted to officers and employees to encourage long-term commitment to the Company. In the case of the other Named Executive Officers and other key employees, the Committee determined that it would consider more frequent grants under the 2012 Incentive Plan. The Committee currently intends to use an annual grant schedule, with grants (if any) to be made shortly following the announcement by the Company of prior year’s earnings. The Committee made such a grant in May 2012; see “ – 2012 Incentive Plan” below. The Committee may also make such grants from time to time, which the Committee currently expects to be evaluated on a quarterly basis, based on various facts and circumstances, including but not limited to new hires, changes in roles or responsibilities, individual performance, specific achievements and other associate retention considerations. The Committee believes that equity-based awards play an important role in fostering a pay for performance culture, in which incentives are created for our executives to maximize Company performance and align the interests of our executives with those of our stockholders, particularly in view of the Company having become publicly owned.

2006 Option Plan

Equity awards granted under the 2006 Option Plan were generally provided through grants of options to purchase shares of our common stock. Those options have historically been subject to time-based and performance-based vesting requirements. Time-based awards function as a retention incentive, while performance-based awards encourage executives to maximize Company performance and create value for our stockholders without encouraging unreasonable risk taking. Upon the consummation of our IPO, all outstanding unvested options under the 2006 Option Plan, including that portion of options that was scheduled to vest with respect to fiscal 2012 Company performance, were amended to vest solely based on continued employment with the Company over the vesting period and no longer vest based also on performance metrics. The board of directors made that change because it believed that the performance metrics historically used by the Company were not appropriate for a publicly-held company.

Prior to our IPO, among other things, the Committee decided which of our executives, employees, directors or consultants received awards under the 2006 Option Plan, as well as the exercise price, vesting terms and such other terms or conditions for the grants as the Committee determined, in its sole discretion, provided such terms were consistent with the provisions of the 2006 Option Plan. Other than a grant of options to Mr. Peterson in December 2011 under the 2006 Option Plan, and a grant to Mr. Adams under the 2012 Incentive Plan that was conditioned upon the consummation of our IPO, the Committee did not grant stock options to the other Named Executive Officers in fiscal 2012 because of the reasons mentioned above. In December 2011, the Committee granted options to purchase 83,254 shares of common stock to Mr. Peterson because it believed such a grant was appropriate to recognize Mr. Peterson’s appointment as CFO and to increase his potential stake in the Company. For information regarding stock options granted to Mr. Adams and our other executive officers under the 2012 Incentive Plan and to our directors, respectively, see “Long-Term Equity Awards–2012 Incentive Plan” below and “Director Compensation” below.

With respect to the options previously granted to, or held by, our Named Executive Officers, except for certain options previously granted to Mr. Jeyarajah, 50% of the options granted to each officer under the 2006 Option Plan had vested on a pro-rata basis over five years, subject to continued employment; the other 50% had vested annually over five years subject to the Company meeting pre-established annual and cumulative corporate financial performance metrics. With respect to options granted to Mr. Jeyarajah in October 2009, 70% of those options had vested on a pro-rata basis over three years, subject to continued service with the Company, and the other 30% had vested annually over three years, subject to the Company meeting pre-established annual and cumulative corporate financial performance metrics. The board of directors had used EBITDA and Debt Reduction as the targets for recently-granted options under the 2006 Option Plan. EBITDA is defined above (see “Annual Performance Based Awards” above); Debt Reduction is defined as the change in the Company’s net debt balance in a fiscal year. The Committee used EBITDA and Debt Reduction as the targets because it believed that those measures correlated to the Company’s and its stockholders’ strategic goals and provided consistency with respect to metrics among all option holders. As is the case under the MICP, the Company’s intention in setting the performance vesting targets for the options was that the Company had to perform at a high level and create value for its stockholders for any portion of the performance-based options to vest.

In July 2010, the board decided that, as a result of the recent recession and its negative impact on the Company’s financial performance for reasons outside of the option holders’ control, it was appropriate to reset the then-existing cumulative EBITDA and Debt Reduction forecasts, with respect to the 2006 Option Plan, for fiscal years 2011 through 2014.

The fiscal 2012 performance targets for EBITDA and Debt Reduction for purposes of the 2006 Option Plan were set near the beginning of fiscal 2012. However, as discussed above, following the consummation of our IPO, all outstanding unvested options under the 2006 Option Plan, including that portion of options that was scheduled to vest with respect to fiscal 2012 Company performance, were amended to vest solely based on continued employment with the Company over the vesting period.

2012 Incentive Plan

The 2012 Incentive Plan operates as a successor plan to our 2006 Option Plan. The 2012 Incentive Plan is intended to continue to provide performance incentives to our officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and create value for our stockholders, but broadens the types of awards permitted by the 2006 Option Plan.

The 2012 Incentive Plan permits the grant of awards that may deliver up to an aggregate of 8,350,000 shares of common stock further subject to limits on the number of shares that may be delivered pursuant to incentive stock options, on the shares that may be delivered on the awards to any individual in a single year and on the number of shares that may be delivered on certain awards that are performance-based awards, within the meaning of Section 162(m) of the Internal Revenue Code. The types of permitted awards include incentive and non-qualified stock options, stock appreciation rights, stock bonuses, restricted stock and restricted stock units, performance stock and performance stock units, stock units, phantom stock, dividend equivalents and other similar rights to purchase or acquire shares, as well as cash awards. Awards may vest, in time, upon the occurrence of one or more events or by the satisfaction of performance criteria, or any combination. To the extent that awards are performance-based, they may be based on one or more criteria, including (without limitation) earnings, cash flow, revenues, operating income, capital reissues, or other quantifiable customer satisfaction or market share, or any combination. In addition to common stock, awards may also be made in similar securities whose value is derived from our common stock or as cash awards in various circumstances.

Awards with respect to which grant, vesting, exercisability or payment depend on the achievement of performance goals and awards that are options or stock appreciation rights granted to officers and employees are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The 2012 Incentive Plan is administered by the Committee.

In connection with our IPO, we granted Mr. Adams a stock option award to acquire up to 937,000 shares of our common stock in order to recognize and reward Mr. Adams’ efforts and success over the years leading up to the offering and to provide him with a significant level of potential stock ownership so as to strengthen the alignment of his interests with those of our stockholders. The option was granted at an exercise price of $18.00 per share, which was the per share IPO price for our common stock. The option has a maximum term of ten years after the grant date; 50% of the option vests three years after the grant date and the remaining 50% vests five years after the grant date. The Committee intended that grant to be a multi-year grant and, therefore, does not expect to grant additional options to Mr. Adams for the next four years.

On May 11, 2012, as part of its practice of considering broader annual option awards, the Committee granted certain officers and employees an aggregate of options to purchase approximately 2,578,000 shares of common stock under the 2012 Incentive Plan, including an option to Mr. Peterson to purchase 225,000 shares and an option to Mr. Jeyarajah to purchase 60,000 shares. Such options were granted at $22.03 per share, which was the closing trading price on the New York Stock Exchange on the date of the grant. As it did for Mr. Adams, the Committee granted a significantly larger option to Mr. Peterson with the intent that it would be a multi-year grant to cover the next four years and because it believed it was appropriate to provide Mr. Peterson with a significant level of potential stock ownership so as to strengthen the alignment of his interests with those of our stockholders. All of the options granted in May 2012 have the same maximum term (ten years after the grant date) and vesting schedule (50% vest three years after the grant date; the remaining 50% vest five years after the grant date) as the option granted to Mr. Adams in March 2012.

Stock Ownership Requirements for the CEO. In fiscal 2012, the Committee adopted stock ownership guidelines for our CEO to align his interests with the long-term interests of our stockholders and to encourage significant levels of stock ownership. Guidelines are expressed as a multiple of the CEO’s base salary and were initially set at six times base salary. The CEO will have five years following the IPO to meet the stock ownership requirements. Shares owned and vested stock options are included in determining the CEO’s level of ownership.

Employment Agreements. The Company generally does not enter into employment agreements with its domestic employees, including with its executive officers, because the Company believes that management and executives should be treated similarly to other employees and should be subject to at-will employment. Instead, the Company enters into employment offer letters to set forth the initial terms and conditions of employment, but generally without continuing obligations. The Company has, from time to time, entered into employment agreements with certain individuals, for example, in connection with acquisitions or significant transactions in order to retain key individuals; the Committee also regularly considers whether employment agreements should be adopted, and may adjust in individual circumstances, in view of then-current circumstances. The Company has not entered into an employment agreement with any of the Named Executive Officers.

Change in Control Agreements, Severance Benefits and Other Benefits Upon Termination. The Named Executive Officers do not have individual severance or change in control agreements; rather, they are covered under a corporate severance policy that applies to our employees whose employment is involuntarily terminated under various conditions described in the plan document. Severance benefits under the policy generally include cash payments equal to weekly base salary for up to 52 weeks depending on the level of position and years of seniority (in the case of the CEO, the payment would be for 52 weeks) and up to six months of COBRA subsidy for medical, dental and/or vision insurance, although specific amounts payable upon a termination of employment could and do vary depending on individual circumstances. We maintain the corporate severance policy because we believe that it is appropriate to provide severance benefits to employees whose employment terminates in various circumstances and believe that doing so helps us attract and retain highly qualified employees.

The Company generally does not enter into severance or change in control agreements or other special arrangements with executive officers or employees (other than the CEO) because the Company believes the severance policy provides adequate support following a covered termination and that all employees (other than the CEO) should receive similar benefits (relative to their position) without special treatment. As a consequence of our IPO, the Committee determined that it will provide the CEO with certain change in control benefits (including 12 months of base salary and one year of his target MICP award; however, there would be no gross-up feature) if the CEO is terminated in connection with a change in control of the Company. The Company maintains separate change in control benefits for the CEO because it believes that those benefits provide an appropriate degree of security which, in turn, enhances the CEO’s continuing efforts to pursue Company goals.

In addition, for all officers and employees, including the Named Executive Officers, outstanding options granted under the 2006 Option Plan may, and outstanding options under the 2012 Incentive Plan will, become fully vested immediately if Rexnord Corporation experiences certain liquidity events, such as being acquired, as set forth in those plans.

In connection with Mr. Shapiro’s departure from the Company, the Company entered into a Separation Agreement and Release, effective as of November 7, 2011, with Mr. Shapiro that provided him with a separation payment of $193,846, payable in installments over 32 weeks, an additional lump sum payment of $15,500, as well as other benefits consistent with the Company’s standard policies. Mr. Shapiro also retained his already vested options to purchase 37,464 shares of Company common stock.

Retirement Benefits. Each of our continuing Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as our other participating employees. None of the Named Executive Officers participated in a defined benefit retirement plan in 2012, 2011 or 2010.

Other Personal Benefits. The Company and its subsidiaries provide the Named Executive Officers with personal benefits, such as reimbursement of travel and remote office expenses, automobile-related benefits, club dues, tax and financial planning assistance, moving and relocation expenses and reimbursements, all of which the Company believes are reasonable, competitive and consistent with its overall compensation program. In that regard, the Committee has periodically reviewed the benefits provided to the Named Executive Officers. In particular, during fiscal 2012, Mr. Adams received estate planning assistance and club dues; Mr. Jeyarajah received reimbursement of office expenses for an office located in Washington D.C. and club dues; and Mr. Moore received reimbursement of commuting expenses, including related tax reimbursements, and club dues. In addition, the Named Executive Officers, other than Mr. Jeyarajah, either receive an automobile allowance or participate in an automobile leasing program.

Tax Considerations. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million during a fiscal year to certain executive officers of publicly-held companies. Exceptions are made for, among other things, performance based plans approved by stockholders. Stock options are considered performance based compensation. The provisions of Section 162(m) did not generally apply to the Company prior to the IPO, and the Company is currently in a transition period after which full compliance with Section 162(m) will be required for deductibility of covered compensation. Stockholder approval of the 2006 Stock Plan and the 2012 Incentive Plan have been obtained, among other reasons, to qualify for an exception from current Section 162(m) for any stock options awarded under the plans. The Committee intends to be mindful of these limitations, and compliance with Section 162(m), going forward.

Compensation Committee Interlocks and Insider Participation

As a “controlled company” under New York Stock Exchange rules, we are not required to have a compensation committee that consists solely of directors who meet certain independence tests. However, none of the members of our Compensation Committee during fiscal 2012 was, and none of the current members of our Compensation Committee is, a current or former employee of the Company.

During fiscal 2012, prior to our IPO, the members of the Committee were Messrs. Martinez (Chair), Berg, Giangiacomo and Sherman. Messrs. Berg, Giangiacomo and Martinez, became Committee members immediately following the Apollo acquisition in July 2006. In connection with the IPO, Mr. Stroup was appointed to the Committee, with Mr. Martinez ceasing to serve. Each of Messrs. Martinez, Berg and Giangiacomo is a partner of Apollo Management, L.P., our controlling stockholder. In fiscal 2012, we incurred $3.0 million of annual consulting fees, as well as $0.1 million of out-of-pocket expenses, payable to Apollo or its affiliates, pursuant to the management consulting agreement with Apollo. In addition, subsequent to our IPO in April 2012, we paid Apollo or its affiliates a fee of $15.0 million (plus $0.7 million of unreimbursed expenses) in connection with the termination of the management consulting agreement. Further, Apollo Global Securities, LLC, which was one of the underwriters in Rexnord’s IPO, is an affiliate of Apollo, and an affiliate of another underwriter in the IPO (Morgan Joseph TriArtisan LLC) is owned by an affiliate of Apollo; each of those underwriters received discounts and commissions out of Rexnord’s IPO proceeds. During fiscal 2012, the Company, Mr. Sherman and two entities controlled by Mr. Sherman, Cypress Group, LLC and Cypress Industrial Holdings, LLC, were parties to a consulting agreement. Mr. Sherman was employed by the Cypress entities during fiscal 2012. During fiscal 2012, Mr. Sherman purchased approximately $0.1 million of our 8.50% senior notes due 2018 and, as part of our use of IPO proceeds, in fiscal 2013, we redeemed approximately $2.4 million principal value of 11.75% senior notes due 2016 owned by Mr. Sherman for $2.6 million (including accrued interest and early redemption premiums) on the same terms as other noteholders. See Part II, Item 8, Note 17 of the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K and “Certain Relationships and Related Party Transactions” herein for more information regarding the relationships with Apollo, Mr. Sherman and Cypress. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity during the fiscal year ended March 31, 2012.

COMPENSATION COMMITTEE REPORT

The Committee is currently composed of the four non-employee directors named at the end of this report. As part of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis.” Based upon this review and discussion, the Committee recommended to the Company’s board of directors that the “Compensation Discussion and Analysis” section be incorporated by reference in the Company’s Annual Report on Form 10-K and be included in this proxy statement.

Members of the Compensation Committee at the time of the filing of the Form 10-K and who approved this report:

Damian Giangiacomo (Chair)

Laurence M. Berg

George M. Sherman

John S. Stroup

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information about the compensation of our “Named Executive Officers,” as such term is defined in SEC rules. For fiscal 2012, our Named Executive Officers include our CEO, our CFO and our other executive officer, as well as a former executive officer, who is still employed by the Company but whose position ceased to be deemed that of an “executive officer” during fiscal 2012, and our former CFO.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Todd A. Adams	2012	$730,000	$—	$—	$6,745,493	(5)	$1,200,000	$—	$30,414	$8,705,907
President and Chief Executive Officer	2011 2010	577,885 419,827	— —	— —	602,713 1,480,560		1,000,000 625,000	— —	30,480 11,811	2,211,078 2,537,198

Mark W. Peterson*	2012	256,182	76,400	—	616,967		173,600	—	24,090	1,147,239
Senior Vice President and Chief Financial Officer

Praveen R. Jeyarajah**	2012 2011	425,538 369,231	— —	— —	— —		218,200 266,700	— —	40,295 28,240	684,033 664,171
Executive Vice President – Corporate & Business Development

George C. Moore***	2012	297,115 365,885 432,600	— — —	— — —	— — —		127,700 206,500 248,700	— — —	74,627 77,184 68,350	499,442 649,569 749,650
Executive Vice President	2011 2010

Michael H. Shapiro***	2012	198,231	—	—	—		—	—	175,308	373,539
Former Vice President and Chief Financial Officer	2011 2010	300,000 28,846	— —	— —	— 444,126		185,900 12,000	— —	159,896 1,366	645,796 486,338

*	Mr. Peterson was appointed as Senior Vice President and CFO as of November 7, 2011; prior to that, Mr. Peterson had served in various roles with Company since 2006, most recently as Vice President and Controller from 2008 to 2011. The information related to Mr. Peterson in the table reflects his compensation from the Company for all of fiscal 2012.
**	Mr. Jeyarajah began serving as Executive Vice President – Corporate & Business Development on April 19, 2010; therefore, the information related to him in the table for fiscal 2011 reflects his compensation since that date. Mr. Jeyarajah was not employed by Rexnord prior to April 2010.
***	Mr. Moore remains an employee of the Company; however, effective as of November 7, 2011, his position was no longer deemed to be an executive officer of the Company. Nonetheless, the information related to Mr. Moore in the table for fiscal 2012 reflects his compensation for the entire year. Mr. Shapiro was no longer employed by the Company effective as of November 7, 2011; the information related to him in the table for fiscal 2012 reflects his compensation through the end of his employment, as well as severance amounts he received in fiscal 2012 pursuant to his severance agreement. The information related to Mr. Shapiro for fiscal 2010 reflects his compensation after February 15, 2010, the date he joined the Company.
(1)	Salary reflects amounts actually paid during the fiscal year.
(2)

The amounts in column (f) reflect the grant date fair value computed in accordance with ASC 718 for option awards under the 2006 Option Plan or the 2012 Incentive Plan made in each year. ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value under ASC 718 of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of option awards contained in Part II, Item 8, Note 14 – Stock Options, to our audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2012.
(3)	The amounts in column (g) represent the dollar amount payable as cash incentive awards under the Company’s MICP to the Named Executive Officers for the respective fiscal year’s performance.
(4)	The amounts in column (i) for 2012 include the items listed in the table below.

Name	Year	401(k) Matching Contribution ($)	401(k) Personal Retirement Account (“PRA”) ($)	Automobile Allowance and Related Expenses ($)	Estate Planning ($)	Club Dues ($)	Severance Payments ($) (a)	Other ($) (b)	Total ($)
Todd A. Adams	2012	$9,029	$2,450	$3,659	$730	$14,547	$—	$—	$30,415

Mark W. Peterson	2012	8,774	2,790	12,526	—	—	—	—	24,090

Praveen R. Jeyarajah	2012	9,084	2,450	—	—	395	—	28,366	40,295

George C. Moore	2012	7,173	2,450	14,755	—	395	—	49,854	74,627

Michael H. Shapiro	2012	6,865	2,450	8,743	—	—	157,250	—	175,308

(a)	See “Compensation Discussion and Analysis – Fiscal 2012 Executive Compensation Components and Determinations – Change in Control Agreements, Severance Benefits and Other Benefits Upon Termination” above for information regarding the severance agreement with Mr. Shapiro.
(b)	In the case of Mr. Moore, includes reimbursement of $29,022 of travel expenses in connection with travel to and from Mr. Moore’s principal residence, which is located out-of-state, as well as a tax reimbursement, related to the travel expenses, of $20,832. In the case of Mr. Jeyarajah, includes reimbursement of office expenses for an office located in Washington, D.C.

*     *     *

(5)	Represents an option granted to Mr. Adams on March 29, 2012 that was conditioned upon the closing of our IPO, which occurred on April 3, 2012. Although that option is not reflected in the Company’s results of operations or otherwise in the Company’s financial statements for fiscal 2012 because it was conditioned upon an event that did not occur until fiscal 2013 (see Part II, Item 8, Note 14 – Stock Options, to our audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2012), it is included in the table above because it was granted in fiscal 2012 and, once the condition was satisfied, the option became effective as of March 29, 2012.

Narrative to Summary Compensation Table

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2012, 2011 and 2010. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of stock options, cash incentive compensation and, for certain Named Executive Officers, a discretionary bonus. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table.”

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards in Fiscal 2012” table, and the description of the material terms of the stock options that follows it, provide information regarding the long-term equity incentives awarded to our Named Executive Officers in fiscal 2012. The “Outstanding Equity Awards at Fiscal 2012 Year-End” and “Option Exercises and Stock Vested in Fiscal 2012” tables provide further information regarding the

Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The “Nonqualified Deferred Compensation Plans” table and related narrative describe the benefits payable to Mr. Adams pursuant to the Company’s Signing Bonus Plan. The discussion under “Employment-Related Agreements and Potential Payments Upon Termination or Change in Control” below is intended to further explain potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Grants of Plan-Based Awards in Fiscal 2012

The following table presents information about grants of plan-based awards made to our Named Executive Officers during the fiscal year ended March 31, 2012.

Name	Award Type (1)		Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards (6) ($)		Closing Trading Price on Date of Grant ($)		Grant Date Fair Value of Stock & Option Awards (7) ($)
					Threshold (3) ($)	Target (4) ($)	Maximum (5) ($)	Threshold (#)	Target (#)	Maximum (#)
(a)			(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)				(l)
Todd A. Adams	MICP Options	(8)	6/1/2011 3/29/2012		$375,000 —	$937,500 —	$1,875,000 —	— —	— —	— —	— —	— 937,000	$	— 18.00	$	— 20.00	$	— 6,745,493
Mark W. Peterson	MICP Options		11/14/2011 12/29/2011	(9)	75,000 —	150,000 —	— —	— —	— —	— —	— —	— 83,254	$	— 18.737		— —	$	— 616,967
Praveen R. Jeyarajah	MICP		6/1/2011		103,000	206,000	—	—	—	—	—	—		—		—		—
George C. Moore	MICP		6/1/2011		87,500	175,000	—	—	—	—	—	—		—		—		—
Michael H. Shapiro	MICP		6/1/2011		78,750	157,500	—	—	—	—	—	—		—		—		—

(1)	The option granted to Mr. Adams was made under the 2012 Incentive Plan; the option granted to Mr. Peterson was made under the 2006 Option Plan.
(2)	Amounts reflect target cash incentive awards under the MICP for the 2012 fiscal year for each Named Executive Officer. Actual amounts paid, if any, under the MICP for fiscal 2012 are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above.
(3)	There is no minimum amount payable under the MICP. No payout is earned if either (i) the Company fails to achieve both of the minimum corporate targets for EBITDA and Unlevered Free Cash Flow or (ii) if an individual receives a zero achievement on his personal performance multiplier. The Threshold amount is 50% of the Target amount and the amount shown in column (c) represents the amount payable under the MICP if 90% of both of the performance measures is met and a 1.0 personal performance multiplier is applied. For each percentage point by which the Company missed its corporate financial performance targets, the potential bonus is reduced by 5 percentage points; no bonus is paid if the Company does not reach at least 90% of both of the corporate financial measures, however, a bonus is paid if the Company reaches at least 90% of one of the corporate financial measures.
(4)	Represents the amount payable under the MICP if 100% of both of the corporate financial performance measures are met and a 1.0 personal performance multiplier is applied, assuming each executive’s current annual base salary, excluding any additional discretionary bonus which could be paid under the plan.
(5)	Except for Mr. Adams and certain cases authorized by the Committee, the MICP does not set a limit on the maximum incentive opportunity payable with respect to the corporate financial performance-based portion of the incentive formula. For each percentage point above Target, the potential bonus is increased incrementally, in an amount equal to 2.5 percentage points for each of the first 10 percentage points over the Target and, thereafter, by 5 percentage points for each percentage point over 110% of the Target. For fiscal 2012, the Committee set a limit of 250% of base salary on the maximum incentive opportunity for Mr. Adams because it believed such a cap would be more appropriate for a public company (assuming the Company completed its then-pending IPO), but that the cap would be at a sufficiently high level so as to continue to encourage particularly strong performance.
(6)

The exercise price is the deemed fair market value of our common stock on the date of grant. With respect to options granted prior to our IPO, including Mr. Peterson’s December 2011 grant, the exercise price was based on an annual valuation of the Company performed by an independent third party. The exercise price for the March 2012 option to Mr. Adams was the per share IPO price as of the March 29, 2012 commencement of trading of our common stock on the New York Stock Exchange; the closing trading price on March 29, 2012 for Rexnord common stock was $20.00 per share.
(7)	This amount represents the grant date fair value of the option awards calculated in accordance with ASC 718. See also the discussion of option awards contained in Part II, Item 8, Note 14 – Stock Options, to our audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2012.
(8)	Represents an option granted to Mr. Adams that was conditioned upon the closing of our IPO, which occurred on April 3, 2012. Although that option is not reflected in the Company’s results of operations or otherwise in the Company’s financial statements for fiscal 2012 because it was conditioned upon an event that did not occur until fiscal 2013 (see Part II, Item 8, Note 14 – Stock Options, to our audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2012), it is included in the table above because it was granted in fiscal 2012 and, once the condition was satisfied, the option became effective as of March 29, 2012.
(9)	Mr. Peterson’s potential MICP award was set in June 2011, along with the other executive officers; however, it was adjusted on November 14, 2011 in connection with his appointment as CFO to reflect the terms of his offer letter. The adjusted amount applied to the full fiscal year. The amounts shown in columns (c) and (d) for Mr. Peterson represent the potential award following his promotion.

Narrative to Grants of Plan-Based Awards

As described under “Compensation Discussion and Analysis – 2012 Executive Compensation Components and Determinations – Annual Performance-Based Awards,” the MICP provides for cash incentive awards based on specified criteria. For Messrs. Adams, Peterson, Jeyarajah, Moore and Shapiro, the goals are based on: the achievement of personal goals, referred to as AIPs, and the achievement of minimum annual corporate financial performance targets.

As discussed elsewhere in this proxy statement, upon the consummation of our IPO, all outstanding unvested options under the 2006 Option Plan, including the options granted to Mr. Peterson in fiscal 2012, were amended to vest solely based on continued employment with the Company over the vesting period and no longer vest based also on performance metrics. Therefore, all options outstanding under the 2006 Option Plan now generally vest over five years from the initial grant date (i.e., 20% of the initial grant vests each year remaining in the vesting period) – with 50% of the amount scheduled to vest each year (i.e., 10% of the total amount of the initial option) vesting on March 31 each year and the other 50% of the amount scheduled to vest each year (i.e., 10% of the total amount of the initial option) vesting on the grant date anniversary. See “Compensation Discussion and Analysis – Fiscal 2012 Executive Compensation Components and Determinations – Long-Term Equity Incentive Awards” above.

We will not grant any additional awards under the 2006 Option Plan, and any new long-term incentive awards will be granted under the 2012 Incentive Plan. The 2012 Incentive Plan is intended to continue to provide performance incentives to our officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and create value for our stockholders, but broadens the types of awards permitted by the 2006 Option Plan. The Committee currently intends that options granted under the 2012 Incentive Plan will vest solely based on time. The options granted to Messrs. Adams, Peterson and Jeyarajah in fiscal 2012 and fiscal 2013 under the 2012 Incentive Plan vest as follows: 50% vest three years after the grant date; the remaining 50% vest five years after the grant date. See “Compensation Discussion and Analysis – Fiscal 2012 Executive Compensation Components and Determinations – Long-Term Equity Incentive Awards” above for more information regarding the 2012 Incentive Plan, as well as option grants made to our executive officers under that plan.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table presents information about outstanding and unexercised options held by our Named Executive Officers at March 31, 2012.

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)
(a)			(b)		(c)	(d)	(e)
Todd A. Adams	7/21/2006 7/21/2006 4/19/2007 6/24/2008 7/30/2009 9/11/2009 10/29/2010 3/29/2012	(4) (5)	56,958 144,054 165,138 62,940 112,393 249,762 49,952 —	(3)	— — — 26,974 112,392 249,762 116,556 937,000	$1.712 4.790 4.790 9.609 4.804 4.804 8.888 18.000	7/27/2014 7/21/2016 4/19/2017 6/24/2018 7/30/2019 9/11/2019 10/29/2020 3/29/2022

Mark W. Peterson	4/19/2007 7/30/2009 7/29/2010 12/29/2011	(4)	23,190 9,366 4,371 8,325		— 9,366 10,199 74,929	4.790 4.804 8.888 18.737	4/19/2017 7/30/2019 7/29/2020 12/29/2021

Praveen R. Jeyarajah	4/19/2007 10/29/2009	(4)	231,891 417,254		— 126,989	4.790 4.804	4/19/2017 10/29/2019

George C. Moore	10/25/2006 4/19/2007	(4)	144,054 242,435		— —	4.790 4.790	10/25/2016 4/19/2017

Michael H. Shapiro	2/15/2010		37,464		0	4.804	2/15/2020

(1)	Except for the Roll-Over Options (see footnote 3 below) and the March 29, 2012 grant to Mr. Adams (see footnote 5 below), all grants made prior to March 31, 2012 were made under the 2006 Option Plan. Going forward, all options will be granted under the 2012 Incentive Plan. As discussed elsewhere in this proxy statement, following our IPO, all outstanding unvested options under the 2006 Option Plan, including that portion of options scheduled to vest with respect to fiscal 2012 corporate performance, were amended to vest solely based on continued employment with the Company over the vesting period and no longer vest based also on performance metrics. All options outstanding under the 2006 Option Plan now generally vest over five years from the initial grant date (i.e., 20% of the initial grant vests each year remaining in the vesting period) – with 50% of the amount scheduled to vest each year (i.e., 10% of the total amount of the initial option) vesting on March 31 each year and the other 50% of the amount scheduled to vest each year (i.e., 10% of the total amount of the initial option) vesting on the grant date anniversary; except that, (i) as described in footnote 4, the April 19, 2007 grants vest in February of each year and (ii) for the October 29, 2009 grant to Mr. Jeyarajah, the vesting occurs over a three-year period from the initial grant date.
(2)	The option expiration date shown in column (e) above is the stated expiration date, and the latest date that the options may be exercised. The options may terminate earlier upon a termination of employment or in connection with a change in control of the Company.
(3)

Represents options granted by our predecessor to purchase common stock of RBS Global held by Mr. Adams which were converted into the right to purchase 56,958 shares of our common stock at a price per share of $1.712 in connection with the Apollo acquisition (“Roll-Over Options”). The Roll-Over Options are fully vested.

(4)	The options granted on April 19, 2007 vest in annual installments (20% each year) in February each year (rather than the April 19 grant date), beginning in February 2008.
(5)	Represents an option granted to Mr. Adams on March 29, 2012 (the date of commencement of trading of our common stock on the New York Stock Exchange) that was granted at the per share IPO price for our common stock. The option was conditioned upon the closing of our IPO, which occurred on April 3, 2012. The option vests as follows: 50% vests on March 29, 2015 and the remaining 50% vests on March 29, 2017.

Narrative to the Outstanding Equity Awards

Outstanding options as of March 31, 2012 consisted of Roll-Over Options (described above) granted to Mr. Adams in connection with the Apollo acquisition, options granted under the 2006 Option Plan and options granted under the 2012 Incentive Plan. See also “Compensation Discussion and Analysis – 2012 Executive Compensation Components and Determinations – Long-Term Equity Incentive Awards” above.

The options granted under the 2006 Option Plan may, and the options granted under the 2012 Incentive Plan will, become fully vested immediately if Rexnord Corporation experiences certain liquidity events or corporate transactions, such as certain business combinations or other events, as set forth in the applicable plan.

Option Exercises and Stock Vested in Fiscal 2012

No options were exercised by Named Executive Officers or stock vested in fiscal 2012.

Pension Benefits

None of the Company’s Named Executive Officers participated in any qualified or nonqualified defined-benefit pension plans as of March 31, 2012.

Nonqualified Deferred Compensation Table

The following table presents information regarding contributions to, earnings accrued under and distributions from our nonqualified defined contribution and other nonqualified deferred compensation plans during the fiscal year ended March 31, 2012.

Name	Plan Name	Executive Contribution in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)		(b)	(c)	(d)	(e)	(f)
Todd A. Adams	Signing Bonus Plan	$—	$—	$—	$—	$97,599

Mark W. Peterson	—	—	—	—	—	—

Praveen R. Jeyarajah	—	—	—	—	—	—

George C. Moore	—	—	—	—	—	—

Michael H. Shapiro	—	—	—	—	—	—

Narrative to the Nonqualified Deferred Compensation Table

Mr. Adams is a participant in the Rexnord Special Signing Bonus Plan (the “Signing Bonus Plan”). The Company established the Signing Bonus Plan effective July 21, 2006 to provide for a cash bonus to certain employees, directors, consultants and other service providers of the Company and its subsidiaries who agreed to provide services to the Company following the date of its adoption (which was the date of the July 2006 Apollo acquisition). Bonuses become payable to participants upon the earliest to occur of: (i) a change in control of the Company, (ii) the participant’s separation from service or (iii) a date specified in the participant’s plan participation letter, which for Mr. Adams is within 30 days after November 25, 2012. Bonus amounts are not credited with interest or other earnings. None of the other Named Executive Officers is a participant in the Signing Bonus Plan.

Employment-Related Agreements and Potential Payments Upon Termination or Change in Control

The Company generally does not enter into employment agreements with its domestic employees, including with its executive officers, because the Company believes that management and executives should be treated similarly to other employees and should be subject to at-will employment. Instead, the Company enters into employment offer letters to set forth the initial terms and conditions of employment, but generally without continuing obligations. The Company has, from time to time, entered into employment agreements with certain individuals, for example, in connection with acquisitions or significant transactions in order to retain key individuals; the Committee also regularly considers whether employment agreements should be adopted in view of then-current circumstances. The Company has not entered into an employment agreement with any of the Named Executive Officers.

Offer Letters. The Company, through its subsidiaries, has entered into employment offer letters with Messrs. Adams, Peterson and Jeyarajah, and had such letters with Messrs. Moore and Shapiro.

Mr. Adams and the Company executed an employment offer letter on April 2, 2008 in connection with his appointment as the Company’s CFO. In September 2009, Mr. Adams was appointed President and CEO, at which time, his annual base salary and his target bonus under the MICP were increased.

In connection with being promoted to Senior Vice President and CFO, Mr. Peterson executed an employment offer letter with the Company on November 4, 2011. The offer letter provides for, among other things, an initial base salary of $300,000, an opportunity to participate in the MICP with a target bonus of 50% of his base salary, participation in other benefit programs, and a grant of 83,254 stock options under the 2006 Option Plan.

Mr. Jeyarajah and the Company executed an employment offer letter on April 19, 2010 in connection with his appointment as Executive Vice President – Corporate & Business Development of the Company. Mr. Jeyarajah’s initial annual base salary was negotiated and, pursuant to his employment offer letter, was set at $400,000. He is eligible to participate in the MICP with an initial target bonus opportunity of 50% of base salary, to participate in other benefit programs of the Company and to receive grants of stock options, and he receives reimbursement of reasonable office expenses for an office located in Washington, D.C. In addition, in connection with his appointment, Mr. Jeyarajah’s then-outstanding options to purchase shares of common stock of Rexnord Corporation were amended and restated to reflect his current position as Executive Vice President – Corporate & Business Development.

Mr. Moore and the Company executed an employment offer letter on July 27, 2006. The offer letter provided for an initial base salary of $400,000 for the first year of his employment and a base salary of $275,000 for the second year of his employment based on the transitioning out of his then role and responsibilities as CFO. The Company and Mr. Moore subsequently agreed to delay the reduction of Mr. Moore’s base salary for subsequent years of employment that was contemplated by the offer letter. In fiscal 2011 and again in fiscal 2012, given his transitioning out of certain duties, the Company twice reduced Mr. Moore’s salary in accordance with the intent of the offer letter.

In connection with being hired as Vice President and CFO, Mr. Shapiro executed an employment offer letter with the Company on February 1, 2010. The offer letter provided for, among other things, an initial base salary of $300,000; an opportunity to participate in the MICP with a target bonus of 50% of his base salary, to participate in other benefit programs and to receive grants of stock options under the Option Plan; and payment of relocation costs and expenses. As discussed elsewhere, Mr. Shapiro was no longer employed by the Company effective as of November 7, 2011. In connection with his departure, the Company entered into a Separation Agreement and Release with Mr. Shapiro, effective as of November 7, 2011, which provided Mr. Shapiro with a separation payment of $193,846, payable in installments over 32 weeks, an additional lump sum payment of $15,500, as well as other benefits consistent with the Company’s standard policies. Mr. Shapiro also retained his already vested options to purchase 37,464 shares of Rexnord Corporation common stock.

Other Potential Payments to the Named Executive Officers. Messrs. Adams, Peterson, Jeyarajah and Moore are covered under a corporate severance policy that applies to our employees whose employment is involuntarily terminated under various conditions described in the plan document, and Mr. Shapiro was covered by that policy prior to his departure. Severance benefits under the policy generally include cash payments equal to weekly base salary for up to 52 weeks depending on the level of position and years of seniority (in the case of the CEO, the payment would be for 52 weeks) and up to six months of COBRA subsidy for medical, dental and/or vision insurance, although specific amounts payable upon a termination of employment could and do vary depending on individual circumstances. We maintain the corporate severance policy because we believe that it is appropriate to provide severance benefits to employees whose employment terminates in various circumstances and believe that doing so helps us attract and retain highly qualified employees.

The Company generally does not enter into severance or change in control agreements or other special arrangements with executive officers or employees (other than the CEO) because the Company believes the severance policy provides adequate support following a covered termination and that all employees (other than the CEO) should receive similar benefits (relative to their position) without special treatment. As a consequence of our IPO, the Committee determined that it will provide the CEO with certain change in control benefits (including 12 months of base salary and one year of his target MICP award; however, there would be no gross-up feature) if the CEO is terminated in connection with a change in control of the Company. The Company maintains separate change in control benefits for the CEO because it believes that those benefits provide an appropriate degree of security which, in turn, enhances the CEO’s continuing efforts to pursue Company goals, even in situations where they may not align with his personal interests.

In addition, upon a termination of employment or a change in control, Mr. Adams would be entitled to receive the $97,599 under the Signing Bonus Plan. The Signing Bonus Plan was established effective July 21, 2006 to provide for the award of a cash bonus to certain employees, directors, consultants and other service providers of the Company and its subsidiaries. All amounts under the Signing Bonus Plan are fully vested and payable to participants upon the earliest to occur of: (i) a change of control of the Company, (ii) the separation from service of the participant or (iii) a date specified for each participant (which is within 30 days after November 25, 2012 in the case of Mr. Adams).

In addition, for all officers and employees, including the Named Executive Officers, outstanding options granted under the 2006 Option Plan may, and outstanding options under the 2012 Incentive Plan will, become fully vested immediately if Rexnord Corporation experiences certain liquidity events, such as being acquired, as set forth in those plans.

The following table sets forth the estimated current value of benefits that could be paid to our Named Executive Officers upon a termination without cause or a termination in connection with a change in control under the corporate severance policy and/or the terms of various benefits plans available to the Named Executive Officers. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur. The tables reflect the amounts that could be payable under the various arrangements if a termination event or change of control had occurred at March 31, 2012. The table does not include certain payments or benefits, such as limited post-termination health care benefits, that are generally otherwise available on a non-discriminatory basis to all U.S. salaried employees or that were earned irrespective of the termination. Mr. Shapiro is not included in the table because was no longer employed by the Company as of November 2011 and, therefore, he received the benefits described above, but was not entitled to receive any payments or benefits if a termination event or change of control had occurred as of March 31, 2012.

Name	Cash ($)	Equity (1) ($)	Pension / Non-Qualified Deferred Compensation ($)	Perquisites / Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Termination Without Cause

Todd A. Adams	$750,000	$—	$97,599	—	—	—	$847,599

Mark W. Peterson	178,846	—	—	—	—	—	178,846

Praveen R. Jeyarajah	213,923	—	—	—	—	—	213,923

George C. Moore	208,654	—	—	—	—	—	208,654

Termination in Connection with Change in Control

Todd A. Adams (2)	1,687,500	10,539,702	97,599	—	—	—	12,324,801

Mark W. Peterson	178,846	454,224	—	—	—	—	633,070

Praveen R. Jeyarajah	213,923	2,679,468	—	—	—	—	2,893,391

George C. Moore	208,654	0	—	—	—	—	208,654

(1)	Upon a change in control, outstanding unvested stock options as of March 31, 2012 could become vested under the terms of the 2006 Option Plan and would become vested under the terms of the 2012 Incentive Plan. The amount shown represents the difference in value of the outstanding unvested options between their exercise price and the $21.10 closing price on the New York Stock Exchange on March 30, 2012, the last trading day of fiscal 2012. The amount does not include the value of any options that have already vested at fiscal year end (including those options that vested on March 31, 2012 as a result of the elimination of performance-vesting in connection with the IPO), even though the Named Executive Officer could receive the value of those options in connection with a termination, along with other already-earned compensation.

(2)	Although no change in control agreement or formal policy is yet in place, the Committee determined that it will provide the CEO with certain change in control benefits (including 12 months of base salary and one year of his target MICP award) if the CEO is terminated in connection with a change in control of the Company.

Other than the Signing Bonus Plan and a payout of outstanding unvested options upon a termination in connection with a change in control described above, upon a termination for any other reason (e.g., retirement, death, disability, voluntary termination), the Named Executive Officers would receive payments and benefits, if any, under the corporate severance policy, as well as the right to the value of already vested stock options, both of which are generally available on a non-discriminatory basis to all other U.S. salaried employees, and would not receive any other payments or benefits that are generally not available on a non-discriminatory basis to all other U.S. salaried employees.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), publicly-traded companies such as Rexnord are required to hold an advisory vote of their stockholders at least once every three years to approve the compensation of named executive officers, as disclosed in the company’s proxy statement pursuant to the SEC’s Regulation S-K Item 402; Rexnord discloses those items in “Compensation Discussion and Analysis” and “Executive Compensation” herein. See also “Proposal 3: Advisory Vote on Future Frequency of Advisory Votes to Approve Executive Compensation” below regarding a separate vote on how frequently such advisory votes will be held in the future.

As described in “Compensation Discussion and Analysis” above, we design our executive compensation programs to ensure that we maintain our ability to attract and retain highly talented key employees needed to successfully grow and lead the organization, reward our executives for achieving specific annual and long-term strategic goals of the Company and align each executive’s interest with that of our stockholders. We believe we have created a “pay for performance” culture that places an emphasis on value creation by putting a substantial portion of each executive’s compensation at risk depending on the performance of the Company and focuses our executives on critical business goals that translate into long-term value creation. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short- and long-term.

Accordingly, the following resolution will be submitted to our stockholders for approval at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our stockholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs.

The board recommends that stockholders vote “FOR” approval of the compensation of the Company’s executive officers as described in this proxy statement.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO

APPROVE EXECUTIVE COMPENSATION

As a result of the Dodd-Frank Act, publicly-traded companies are required to hold an initial advisory stockholder vote to determine the frequency of future advisory votes to approve executive compensation, as well as periodic subsequent votes to confirm that frequency. Advisory votes to approve executive compensation may be held every one, two or three years under the Dodd-Frank Act. The Board is recommending an advisory vote every three years for the reasons discussed below.

The Company believes that advisory votes to approve executive compensation should be conducted every three years to best coordinate with the Company’s current compensation practices. As noted in “Compensation Discussion and Analysis” above, the Compensation Committee has determined that CEO compensation will be significantly reviewed only every four years, and significant equity grants will be made to certain executive officers on a similar cycle. Also, as a controlled company, Rexnord’s controlling stockholder, Apollo, will be able to effectively weigh in on compensation, on stockholders’ behalf, on a continuing basis.

Similar to the vote on executive compensation, this proposal is also an advisory vote and is not binding on the Company. However, the Company values the opinions expressed by our stockholders, and will consider the outcome of the votes both on executive compensation itself and on the frequency of votes when making future decisions on the frequency of such advisory votes. The Company will disclose the frequency of future votes when finalized, which will be determined shortly after the annual meeting and within the period prescribed by the SEC.

The board recommends that you vote for the holding of future advisory votes on executive compensation “EVERY THREE YEARS.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee charter provides that the committee will review all material transactions between us and related parties to determine that such transactions are fair, reasonable and in our best interests. Management shall not cause us to enter into any new related-party transaction unless the Audit Committee approves that transaction. In addition, our Code of Business Conduct and Ethics discourages conflicts of interests with the Company and requires associates to disclose certain business opportunities to the Company.

Management Services Fee

From July 2006 until April 2012, we had a management services agreement with an affiliate of Apollo for advisory and consulting services related to corporate management, finance, product strategy, investment, acquisitions and other matters relating to our business. Under the terms of the agreement, which became effective July 22, 2006 (and was amended and restated on February 7, 2007), we incurred $3.0 million of costs, plus $0.1 million of out-of-pocket expenses, during fiscal 2012. The agreement provided that it would remain in effect until the twelfth anniversary of the date of the amended agreement (unless extended pursuant to the terms thereof), or such earlier time as we and Apollo or its affiliates may mutually agree. Upon the consummation of our IPO on April 3, 2012, the management consulting agreement was terminated and, in connection therewith, Apollo received $15.0 million (plus $0.7 million of unreimbursed expenses) from us. Such payment was negotiated as a reduced amount in lieu of the one-time termination fee of $20.1 million that Apollo otherwise was entitled to receive under the management consulting agreement, corresponding to the present value of the aggregate annual fees that would have been payable during the remainder of the term of the agreement (assuming a twelve-year term from the date of the amended agreement). The amount was calculated using a discount rate having a final maturity date that is closest to the twelfth anniversary of the date of the amended agreement.

Consulting Services

We have had a management consulting agreement (the “Cypress Agreement”) with Mr. George Sherman, our Chairman of the Board, and two entities controlled by Mr. Sherman, Cypress Group, LLC and Cypress Industrial Holdings, LLC (collectively, “Cypress”), since 2006, which was amended and restated in 2007. The Cypress Agreement provides that Mr. Sherman has a right to serve as our Non-Executive Chairman of the Board. The amended and restated Cypress Agreement eliminated the annual consulting fees payable to Mr. Sherman and/or Cypress, but maintained provisions for the reimbursement of certain out-of-pocket expenses incurred in connection with performing the agreement. During fiscal 2012, Mr. Sherman did not receive consulting fees under the Cypress Agreement; he did, however, receive fees in fiscal 2012 for serving on our board of directors, including $250,000 annually for serving as Chairman of the Board.

During fiscal 2012, we paid fees of approximately $0.2 million for consulting services provided by Next Level Partners, L.L.C. (“NLP”), an entity that is controlled by certain of our minority stockholders. NLP provided consulting services to us related primarily to lean manufacturing processes, consolidation and integration of operations, strategic planning and recruitment of managers and executives.

Stockholders’ Agreements

In connection with the consummation of the Apollo acquisition, in 2006 we entered into two separate stockholders’ agreements – one with Rexnord Acquisition Holdings I, LLC, Rexnord Acquisition Holdings II, LLC (together with Rexnord Acquisition Holdings I, LLC, the “Apollo Holders”) and certain other of our stockholders, and the other with the Apollo Holders, George M. Sherman and Cypress (collectively, the “Stockholders’ Agreements”). Pursuant to the Stockholders’ Agreements, (1) so long as the Apollo group owned any shares of our common stock it had the right to nominate a majority of our directors and (2) Mr. Sherman had the right to serve as a director until he resigned as a director or ceased to serve under the consulting agreement with Cypress. All of the terms of the Stockholders’ Agreements (including the board nomination rights), terminated upon the consummation of our IPO on April 3, 2012, except for the registration rights provisions described below.

Under the terms of the Stockholders’ Agreements, we have agreed to register shares of our common stock owned by affiliates of the Apollo Holders under the following circumstances:

•

Demand Registration Rights. At any time upon the written request from the Apollo Holders, we will use our best efforts to register as soon as possible, but in any event within 90 days, our restricted shares specified in such request for resale under the Securities Act, subject to customary cutbacks. The Apollo Holders have the right to make two such written requests in any 12-month period. We may defer a demand registration by up to 90 days if our board of directors determines it would be materially adverse to us to file a registration statement.

•

Piggyback Rights. If at any time we propose to register restricted shares under the Securities Act (other than on Form S-4 or Form S-8), prompt written notice of our intention shall be given to each stockholder. If within 15 days of delivery of such notice, stockholders elect to include in such registration statement any restricted shares such person holds, we will use our best efforts to register all such restricted shares. We will also include all such restricted shares in any demand registration or registration on Form S-3, subject to customary cutbacks.

•

Registrations on Form S-3. The Apollo Holders may request in writing an unlimited number of demand registrations on Form S-3 of its restricted shares. At any time upon the written request from the Apollo Holders, prompt written notice of the proposed registration shall be given to each stockholder. Within 15 days of delivery of such notice, the stockholders may elect to include in such registration statement any restricted shares such person holds, subject to customary cutbacks.

•

Holdback. In consideration of the foregoing registration rights, each stockholder has agreed not to transfer any restricted shares without our prior written consent for a period not to begin more than 10 days prior to the effectiveness of the registration statement pursuant to which any public offering shall be made and not to exceed 180 days following the consummation of our IPO (or 90 days in the case of other public offerings).

Nominating Agreement

On April 3, 2012, we entered into an agreement with Apollo pursuant to which Apollo has the right, at any time until Apollo no longer beneficially owns at least 50.1% of our outstanding common stock, to require us to increase the size of our board of directors by such number that, when added to the number of directors designated by Apollo, would constitute a majority of our board of directors, and to fill those vacancies with directors nominated by Apollo. Until such time as Apollo no longer beneficially owns at least 50.1% of our outstanding common stock, Apollo has the right to nominate four designees to our board of directors. After Apollo no longer beneficially owns at least 50.1% of our outstanding common stock, but until such time as Apollo no longer beneficially owns at least 33 1/3% of our outstanding common stock, Apollo will have the right to nominate three designees to our board of directors. In addition, under our bylaws, until such time as Apollo no longer beneficially owns at least 33 1/3% of our outstanding common stock, certain important matters will require the approval of a majority of the directors nominated by Apollo voting on such matters. See “Corporate Governance – Apollo Approval of Certain Matters and Rights to Nominate Certain Directors.”

Transactions in Rexnord Debt

From time to time, Apollo and our directors and executive officers have purchased debt securities from, or financed borrowings involving, us, or otherwise purchased our debt securities. The following paragraphs describe any such transactions involving the Company that occurred since the beginning of fiscal 2012.

During fiscal 2012, Mr. Sherman, our Chairman and a director, purchased approximately $0.1 million of our 8.50% senior notes due 2018. Mr. Sherman continues to hold those notes and receives interest on the notes on the same basis as other noteholders.

In April 2012, we redeemed $300.0 million in aggregate principal amount of our 11.75% senior subordinated notes due 2016, and paid early redemption premiums of $17.6 million and $7.4 million of accrued interest. Certain of our affiliates, including Messrs. Sherman, Adams and Jeyarajah were holders of the 11.75% senior subordinated notes due 2016 at the redemption date and, therefore, received payments of principal, as well as accrued interest and prepayment premiums, in respect of such indebtedness upon the redemption in the following amounts: $2.6 million, $0.3 million and $0.3 million, respectively.

Other

One of the underwriters in Rexnord’s IPO (Apollo Global Securities, LLC) is an affiliate of Apollo, and an affiliate of another underwriter in the IPO (Morgan Joseph TriArtisan LLC) is owned by an affiliate of Apollo. Those underwriters received customary discounts and commissions out of Rexnord’s IPO proceeds in pro rata proportion to the other underwriters as follows: Apollo Global Securities, LLC received $1.4 million and Morgan Joseph TriArtisan LLC received $0.3 million, respectively.

Our engineering and sourcing center in Zhuhai, China has an agreement with Bath Acquisition Corp. (“Bath”) (the former bath segment of Jacuzzi Brands, Inc., which was subsequently purchased by an Apollo affiliate) to perform certain sourcing, engineering and product development services that are reimbursed based on the actual costs we incur. We earned $0.1 million fiscal 2012 for services rendered under this agreement. At March 31, 2012, we had an outstanding receivable from Bath in the amount of $0.1 million.

PROPOSAL 4: RATIFY THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013

The board of directors proposes that the stockholders ratify the selection by the Audit Committee of Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for fiscal 2013. Pursuant to the Sarbanes-Oxley Act and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although stockholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of E&Y to our stockholders for ratification to permit stockholders to participate in this important decision. If the stockholders fail to ratify the Audit Committee’s selection of E&Y as the Company’s independent registered public accounting firm for fiscal 2013 at the annual meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm. Representatives of E&Y will be at the annual meeting to answer your questions and to make a statement if they so desire.

The board recommends that you vote “FOR” the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, oversees and monitors the participation of Rexnord’s management and independent auditors throughout the financial reporting process and approves the hiring and retention of and fees paid to the independent auditors. The Audit Committee also generally reviews other transactions between the Company and interested parties which may involve a potential conflict of interest. No member of the Audit Committee is employed or has any other material relationship with Rexnord, except that Mr. Giangiacomo is a principal of, and Mr. Martinez (who served as chair and a member of the Audit Committee through June 2012) is a senior partner of, Apollo and both were designated as Rexnord directors by Apollo pursuant to the nominating agreement. See “Proposal 1: Election of Directors”, “Corporate Governance – Apollo Approval of Certain Matters and Rights to Nominate Certain Directors” and “Certain Relationships and Related Party Transactions – Nominating Agreement” above for certain relationships with Apollo. Each of Messrs. Bartlett and Stroup is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the New York Stock Exchange listing standards. The Rexnord board of directors has adopted a written charter for the Audit Committee, and the current version is available on Rexnord’s website.

In connection with its function to oversee and monitor the financial reporting process of Rexnord and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2012, with Rexnord management;

•

discussed with E&Y, Rexnord’s independent auditors, those matters which are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosure and the letter from E&Y required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Rexnord’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The Audit Committee further confirmed the independence of E&Y.

Members of the Audit Committee at the time of the filing of the Form 10-K and who approved this report (Mr. Bartlett subsequently became a member and chair of the Audit Committee as of June 4, 2012, at which time Mr. Martinez left the Audit Committee):

Steven Martinez (Chair)

Damian J. Giangiacomo

John S. Stroup

AUDITORS

Fees and Services

Fees (including reimbursements for out-of-pocket expenses) paid to E&Y for services in fiscal 2012 and 2011 were as follows:

	2012	2011
Audit fees:	$1,900,000	$1,670,000
Audit-related fees:	$1,530,000	$260,000
Tax fees:	$1,170,000	$900,000
All other fees:	$0	$0

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees related to services and expenses related to the 2012 and 2011 annual financial statement audits, including quarterly reviews. Audit-related services consisted primarily of acquisition due diligence assistance and services related to the Company’s IPO. Tax services consisted primarily of tax return preparation and tax consultation. The Audit Committee considered the compatibility of the non-audit services provided by E&Y with the maintenance of that firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

All the services described above were approved by the Audit Committee in advance of the services being rendered.

The Audit Committee is responsible for the appointment, compensation, oversight and evaluation of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits and tax work to be performed by the Company’s independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon its familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. In making its recommendation to ratify the appointment of E&Y as our auditor for fiscal 2013, the Audit Committee has considered whether the non-audit services provided by them are compatible with maintaining their independence. The Chief Financial Officer regularly reports to the Audit Committee regarding the aggregate fees for which the independent registered public accounting firm has been engaged for such engagements, projects and categories of services compared to the approved amounts.

*    *    *    *    *

By order of the Board of Directors

Patricia M. Whaley
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

July 27, 2012

A copy (without exhibits) of Rexnord’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2012, will be provided without charge to each record or beneficial owner of shares of Rexnord’s common stock as of the July 23, 2012, Record Date on the written request of that person directed to: Investor Relations, Rexnord Corporation, 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214. See also the cover page of this proxy statement. In addition, copies are available on Rexnord’s website at www.rexnord.com/investors.

ANNUAL MEETING OF STOCKHOLDERS OF

REXNORD CORPORATION

To Be Held At: Milwaukee Athletic Club 758 North Broadway Milwaukee, WI 53202 September 20, 2012 1:00 p.m. Central Time

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17558

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330040300000000000 2 092012

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1,

“FOR” PROPOSALS 2 AND 4, AND “EVERY 3 YEARS” FOR PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. The election of each of the following nominees as a director for a three-year term expiring in fiscal 2016 (except as marked to the contrary below):

NOMINEES:

FOR ALL NOMINEES O Todd A. Adams

O Laurence M. Berg

WITHHOLD AUTHORITY O George M. Sherman

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here:

FOR AGAINST ABSTAIN

2.	Advisory vote to approve the compensation of the Company’s

named executive officers, as disclosed in “Compensation

Discussion and Analysis” and “Executive Compensation” in the

Proxy Statement.

1	YEAR 2 YEARS 3 YEARS ABSTAIN
3.	Advisory vote regarding the frequency of future advisory

votes to approve executive compensation.

FOR AGAINST ABSTAIN

4.	Ratification of the selection of Ernst & Young LLP as the

Company’s independent registered public accounting firm for fiscal

2013.

In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no instructions are specified, this proxy will be voted “FOR” each of the nominees for director listed above and as the Board of Directors recommends on all other proposals.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

REXNORD CORPORATION

To Be Held At: Milwaukee Athletic Club 758 North Broadway Milwaukee, WI 53202 September 20, 2012 1:00 p.m. Central Time

PROXY VOTING INSTRUCTIONS

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON—You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17558

- Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330040300000000000 2 092012

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1,

“FOR” PROPOSALS 2 AND 4, AND “EVERY 3 YEARS” FOR PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. The election of each of the following nominees as a director for a three-year term expiring in fiscal 2016 (except as marked to the contrary below):

NOMINEES:

FOR ALL NOMINEES O Todd A. Adams

O Laurence M. Berg

WITHHOLD AUTHORITY O George M. Sherman

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

FOR AGAINST ABSTAIN

2.	Advisory vote to approve the compensation of the Company’s

named executive officers, as disclosed in “Compensation

Discussion and Analysis” and “Executive Compensation” in the

Proxy Statement.

1	YEAR 2 YEARS 3 YEARS ABSTAIN
3.	Advisory vote regarding the frequency of future advisory

votes to approve executive compensation.

FOR AGAINST ABSTAIN

4.	Ratification of the selection of Ernst & Young LLP as the

Company’s independent registered public accounting firm for fiscal

2013.

In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no instructions are specified, this proxy will be voted “FOR” each of the nominees for director listed above and as the Board of Directors recommends on all other proposals.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

REXNORD CORPORATION

4701 West Greenfield Avenue

Milwaukee, Wisconsin 53214

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd A. Adams, Mark W. Peterson and Patricia M. Whaley as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Rexnord Corporation held of record by the undersigned on July 23, 2012, at the Annual Meeting of Stockholders to be held at the Milwaukee Athletic Club, 758 North Broadway, Milwaukee, WI 53202, on September 20, 2012, at 1:00 p.m. Central Time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

14475